As filed with the Securities and Exchange Commission October 22, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OCZ TECHNOLOGY GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3572	04-3651093
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code number)	Identification No.)

6373 San Ignacio Avenue

San Jose, California 95119

(408) 733-8400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ralph Schmitt

President and Chief Executive Officer

OCZ TECHNOLOGY GROUP, INC.

6373 San Ignacio Avenue

San Jose, California 95119

(408) 733-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rafael Torres

Chief Financial Officer

OCZ TECHNOLOGY GROUP, INC.

6373 San Ignacio Avenue

San Jose, California 95119

(408) 733-8400

and

Philip J. Niehoff, Esq.

Bruce F. Perce, Esq.

Mayer Brown LLP

71 S. Wacker Drive

Chicago, Illinois, 60606

(312) 701-7843

Approximate date of commencement of proposed sale to the public:

From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER UNIT(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE
Common stock, $0.0025 par value, acquirable upon the conversion of convertible debentures by the Selling Stockholders	7,705,000	$1.26	$9,708,300	$1,250.43
Common stock, $0.0025 par value, acquirable upon the exercise of warrants by the Selling Stockholders	5,778,750	$1.26	$7,281,225	$937.82
Total	13,483,750		$16,989,525	$2,188.25

(1)	Consisting of (a) 7,705,000 shares common stock issuable to the Selling Stockholders upon conversion of the Registrant’s convertible debentures due August 13, 2014, and (b) 5,778,750 shares of common stock issuable to the selling stockholders upon the exercise of warrants which expire August 3, 2018 and have an exercise price of $0.75 per share, subject to adjustment. Each share of common stock includes a right to purchase shares of a participating series of Series A Junior Participating Preferred Stock. The rights are attached to and trade with the common stock. Prior to the occurrence of certain events, none of which have occurred as of the date hereof, the rights will not be exercisable or evidenced separately from the common stock. The value attributable to the rights, if any, is reflected in the market price of the common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended(the “ Securities Act “), there is also being registered hereby such indeterminate number of additional shares of common stock of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions and similar transactions.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low sales price of the common stock on October 16, 2013, as reported on The Nasdaq Capital Market, which was $1.26 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (“SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 22, 2013

PROSPECTUS

7,705,000 Shares of Common Stock issuable upon the conversion of outstanding Convertible Debentures

5,778,750 Shares of Common Stock issuable upon the exercise of outstanding Warrants

This prospectus relates to the resale by selling stockholders identified in the section entitled “Selling Stockholders “ beginning on page 19 of this prospectus of up to an aggregate of 13,483,750 shares of common stock, par value $0.0025 per share, of OCZ Technology Group, Inc. (“ OCZ “), which consist of:

•	7,705,000 shares of Common Stock issuable upon the conversion of outstanding Convertible Debentures, and

•	5,778,750 shares of Common Stock issuable upon the exercise of outstanding Warrants

The Selling Stockholders (which term as used herein includes their pledgees, assignees or other successors-in-interest) may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section entitled “ Plan of Distribution “ beginning on page 21 of this prospectus. We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders.

No underwriter or other person has been engaged by OCZ to facilitate the sale of shares of our common stock in this offering. The Selling Stockholders may be deemed underwriters of the shares of our common stock that they are offering. We will bear all costs, expenses and fees in connection with the registration of these shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

Our common stock is currently listed on The NASDAQ Capital Market under the symbol “OCZ”. On October 21, 2013, the last reported sales price of our shares on The NASDAQ Capital Market was $1.29 per share. You should rely only on the information contained in this prospectus.

You should consider carefully the risks that we have described in the section entitled “Risk Factors” beginning on page 3 of this prospectus before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

This prospectus is dated        , 2013.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights selected information more fully described elsewhere or incorporated by reference in this prospectus. You should read the following summary together with the entire prospectus, including the more detailed information regarding us and the common stock being sold in this offering, and the information that we have incorporated by reference in this prospectus, including our financial statements and the related notes. You should carefully consider, among other things, the matters discussed in the section entitled “ Risk Factors “ before deciding to invest in our common stock. Unless otherwise stated or the context requires otherwise, references in this prospectus to “we,” “our” or “us” refer to OCZ Technology Group, Inc. and our subsidiaries.

Overview

OCZ Technology Group, Inc., a Delaware corporation (“OCZ”) was formed in 2002. OCZ is a leader in the design, manufacturing, and distribution of high performance and reliable Solid-State Drives (“SSDs”) and premium computer components. We have built on our expertise in high-speed memory to become a leader in the enterprise and client SSD markets, a technology that competes with traditional rotating magnetic hard disk drives (“HDDs”). SSDs are faster, more reliable, generate less heat and use less power than traditional rotational based HDDs used in personal computers and servers today. OCZ designs and manufactures SSDs in a variety of form factors and interfaces including SATA, SAS, PCIe, as well as offers flash caching and virtualization software to provide a total solution for enterprise clients. In addition to SSD technology, we also offer high performance power management products.

Our corporate headquarters is located in San Jose, California. We have subsidiaries and/or offices located in Canada, Israel, Netherlands, Germany, Taiwan and the United Kingdom. Our fiscal year ends on the last day of February.

Historically, we had focused on developing, manufacturing, and selling high-performance DRAM memory modules and flash drives to computing enthusiasts through catalog and online retail channels. As the market for SSDs began to develop over the last several years, we shifted our focus to serve this emerging market as our primary focus. We believe that our strong R&D foundation in memory and portable flash devices provides a solid R&D platform and natural transition to develop our SSD capabilities, given the technological similarities between product categories. In 2009, we began to implement a strategy to shift our focus towards the emerging SSD market, which has resulted in our revenue mix shifting heavily towards SSDs, which became a majority of our business beginning in 2010. In August 2010, we announced that we planned to deemphasize our legacy memory products by discontinuing certain low margin commodity DRAM module products. By February 28, 2011, the end of our fiscal year 2011, we had discontinued our legacy memory products to focus on SSDs in accordance with our previously announced plans in January 2011. In October 2012, we announced that we planned to streamline our product offerings, including the reduction of our value SSDs for the client market, in order to address the mainstream and high performance client markets, as well as enterprise and OEM solutions. By February 28, 2013, the end of our fiscal year 2013, we had substantially discontinued most of our value SSDs as well as reduced the number of our other product offerings. Throughout this period, we have continued to invest in research and development surrounding a wide array of SSD types and interfaces and developing our own in-house silicon and firmware. Today the vast majority of our high performance client drives, including those in top selling Vertex and Vector families utilize our own in-house designed proprietary Barefoot 3 controller. In addition to our SSD product line, we design, develop, and distribute components including AC/DC switching power supplies that are designed for high performance computing systems, workstations and servers.

We offer our customers flexibility and customization by providing a broad variety of solutions which are interoperable and are designed to enable computers to run faster and more reliably, efficiently, and cost effectively. Through our diversified and global distribution channel, we offer a wide variety of products to our customers, including leading online and offline retailers and OEMs.

We develop flexible and customizable solutions quickly and efficiently to meet the ever changing market needs and we provide superior customer service. We believe our high performance product offerings offer the speed, density, size, and reliability necessary to meet the special demands of:

•	mission critical servers and high end workstations;

•	industrial equipment and computer systems;

•	computer and computer gaming enthusiasts;

•	personal computer (“PC”) upgrades to extend the useable life of existing PCs;

•	high performance computing and scientific computing;

•	video and music editing and content creation;

•	mobile computing;

•	home theater PCs and digital home convergence products; and

•	digital photography and digital image manipulation computers.

As of our fiscal year ended February 28, 2013, we had over 400 customers, most of which are distributors or retailers in 60 countries. We perform the majority of our research and development efforts in-house, which increases communication and collaboration between design teams, streamlines the development process, and reduces time-to-market. Our in-house hardware R&D capabilities include ASIC design and verification, system level design including board design and layout, industrial design and thermal optimization. We also have in-house software R&D which includes NAND flash firmware development, kernel mode device drivers, tools that encompass both manufacturing and end-user manageability, and virtualization and caching software that is offered both standalone and bundled with our SSD hardware for total system solutions.

Acquisition of Sanrad Inc. On January 9, 2012, we acquired Sanrad Inc. (“Sanrad”), a privately-held provider of flash caching and virtualization software and hardware. Total consideration exchanged was comprised of 2.1 million shares of our common stock valued at $16.9 million determined based on the market value of our common stock on the date of closing. Sanrad’s technology enables customers to fully leverage their flash based storage investments, extending the lifespan of the storage infrastructure and maximizing efficiency of their data centers. The acquisition of Sanrad includes its research and development facilities located in Tel Aviv, Israel and is expected to help accelerate the customer adoption of OCZ’s offerings in the PCIe based flash storage systems.

Assets acquisition from PLX Technology. On October 24, 2011, we completed an acquisition of certain assets from PLX Technology, Inc. (“PLX”). This transaction provided further access to advanced technology in our effort to maintain and expand our market position as a leader in the design, manufacture and distribution of high performance SSDs. Pursuant to the agreement, we obtained a non-exclusive perpetual license related to consumer storage technology, capital equipment and a Design Team, which consisted primarily of approximately 40 engineers located in Abingdon, United Kingdom in exchange for cash consideration of $2.2 million.

Acquisition of Indilinx Co., Ltd. On March 25, 2011, we completed the acquisition of 100% of the equity interests of Indilinx Co., Ltd., (“Indilinx”) a privately-held company organized under the laws of the Republic of Korea. Indilinx’s products and solutions are comprised of advanced SSD controllers, SSD reference designs, and software, which enable the rapid development and deployment of high performance solid state drives. This technology is applicable to a wide range of storage solutions from cost-sensitive consumer devices to performance-optimized systems demanded by mission-critical enterprise applications. The total acquisition consideration of $32.8 million consisted of (i) 4.2 million shares of OCZ common stock with a total fair value of $32.2 million, based on the price of OCZ common stock at the time of close, and (ii) $0.6 million of cash paid to the holders of Indilinx vested and unvested stock options as of the close of the transaction.

Audit Opinion Going Concern Emphasis. As discussed in Note 1 to the consolidated financial statements of the Annual Report on Form 10-K for the year ended February 28, 2013, we have incurred recurring operating losses and negative cash flows from operating activities since inception through February 28, 2013. In addition, we have an accumulated deficit of $310.7 million as of February 28, 2013. Through February 28, 2013, we have not generated sufficient cash from operations and have relied primarily on the proceeds from equity offerings and debt financing such as increased trade terms from vendors and credit facilities to finance our operations. Moreover, we need to secure one or more additional financings to fund our near-term operations. These matters raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Strategic Alternatives. On August 13, 2013, we announced that we had retained Deutsche Bank Securities Inc. to assist the Board of Directors in evaluating various strategic alternatives available to the Company.

For our fiscal years ended February 28, 2013, February 29, 2012, and February 28, 2011, our ten largest customers accounted for 49%, 40% and 50% of net sales, respectively. For fiscal 2013 and fiscal 2012, no customers accounted for more than 10% of our net revenue, and in fiscal 2011, one customer accounted for 17% of our net revenue.

Corporate Information

We were founded in 2002 and incorporated in Delaware in December 2004. We have five subsidiaries, Indilinx, Inc., a California corporation, OCZ Israel, Ltd, an Israeli Corporation, OCZ Technology, Limited, an United Kingdom Corporation, OCZ Canada, Inc., a Canadian corporation, and Sanrad, Inc. a Delaware Corporation.

Our principal executive offices are located at 6373 San Ignacio Avenue, San Jose California, 95119, and our telephone number is (408) 733-8400. Our website address is www.ocz.com. The information on, or that can be accessed through, our website is not part of this prospectus.

The Offering

Shares outstanding prior to offering:	As of October 9, 2013, we had 68,207,166 shares of our common stock issued and outstanding.

Common Stock offered for resale to the public by the Selling Stockholders:	Up to 13,483,750 shares of our common stock, which consists of:

• Up to 7,705,000 shares of common stock issuable upon the conversion of outstanding convertible debentures, and

• Up to 5,778,750 shares of common stock issuable upon the exercise of outstanding warrants.

Use of Proceeds:

Proceeds from the sale of common stock covered by this prospectus will be received by the Selling Stockholders. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. We may receive proceeds from the exercise of the warrants whose underlying shares of common stock are covered by this prospectus.

The NASDAQ Capital Market symbol for our common stock:	“OCZ”

Risk Factors:

See “Risk Factors” and the other information included or incorporated by reference in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our common stock.

RISK FACTORS

In addition to the other information included or incorporated by reference in this Prospectus, you should carefully consider the following risk factors, which could materially adversely affect our business, financial condition and results of operations. The risks described below are not the only risks facing OCZ. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may materially adversely affect our business, financial condition and results of operations.

Risks Related to Our Restatements

We face risks related to the ongoing SEC investigation.

On November 15, 2012, the Securities and Exchange Commission (“SEC”) informed us that it is conducting an investigation of us. In connection with this investigation, we have received subpoenas requesting that we produce certain documents relating to, among other things, our historical financial statements. We are cooperating fully with the SEC’s investigation. The investigation has resulted and could continue to result in considerable legal expenses, divert management’s attention from other business concerns, and harm our business. The amount of time needed to resolve the investigation is uncertain, and we cannot predict the outcome of this investigation or whether we will face additional government inquiries or other actions. If the SEC were to file an action, we could be required to pay significant penalties and/or other amounts and could become subject to injunctions, an administrative cease and desist order, and/or other equitable remedies, which could have a material adverse effect on our financial condition, business, results of operations, and cash flow. The filing of our restated financial statements to correct the discovered accounting errors will not resolve the SEC investigation. Further, the resolution of the SEC investigation could require the filing of additional restatements of our prior financial statements, and/or our restated financial statements, or require that we take other actions not presently contemplated. Subject to certain limitations, we are obligated to indemnify our current and former directors, officers and employees in connection with the ongoing SEC investigation and any future government inquiries, investigations, or actions.

OCZ Technology, and some of our current and former officers and directors, have been named as parties to various lawsuits arising out of, or related to, our restatements of the consolidated financial statements and those lawsuits could adversely affect us, require significant management time and attention, result in significant legal expenses or damages, and cause our business, financial condition, results of operations, and cash flows to suffer.

A number of shareholder lawsuits, both class action and derivative, have been filed against us and certain of our current and former officers and directors, as detailed more fully in Item 3, Legal Proceedings of our Annual Report on Form 10-K for our fiscal year ended February 28, 2013. The first purported securities class action lawsuit was filed on October 11, 2012 in the United States District Court for the Northern District of California (Case No. C 12-05265-RS) against us, our former Chief Executive Officer, and our former Chief Financial Officer. Between October 12, 2012 and November 6, 2012, a number of similar putative class action lawsuits were filed in the United States District Court for the Northern District of California against the same defendants. The shareholder class action lawsuits have been consolidated as In re OCZ Technology Group, Inc. Securities Litigation , Case No. C-12-05265-RS. The consolidated amended class action complaint asserts claims for alleged violations of the federal securities laws and seeks unspecified money damages and other relief on behalf of a putative class of persons who purchased or otherwise acquired OCZ common stock and/or call options between July 6, 2011 and January 22, 2013. The parties have reached an agreement in principle to settle the consolidated class action. The settlement is subject to negotiation of final documentation and court approval. There can be no assurance that the settlement will be approved by the Court.

Between October 29, 2012 and December 14, 2012, three shareholder derivative lawsuits were filed in the United States District Court for the Northern District of California against certain of our current and former officers and directors. We are named as a nominal defendant. The federal derivative lawsuits have been consolidated as In re OCZ Technology Group, Inc. Shareholder Derivative Litigation, Master File No. C-12-05556-RS (the “Federal Derivative Action”), and a consolidated complaint was filed on February 13, 2013. The consolidated derivative complaint asserts claims for alleged breaches of fiduciary duties, waste of corporate assets, and unjust enrichment and generally alleges that the defendants misrepresented and/or failed to disclose material information regarding our business and financial results and failed to maintain adequate internal and financial controls. The consolidated complaint seeks unspecified monetary damages, equitable and/or injunctive relief, restitution, disgorgement, attorneys’ fees and costs, and other relief. In May 2013, the parties reached a settlement in principle of the Federal Derivative Action. The settlement is subject to court approval. There can be no assurance that the settlement will be approved by the Court.

Three shareholder derivative lawsuits also were filed in Santa Clara County Superior Court against certain of our current and former officers and directors (the “State Derivative Actions”). We are named as a nominal defendant and/or party in the State Derivative Actions. The State Derivative Actions have been stayed pending the resolution of the Federal Derivative Action.

The matters which led to our Audit Committee’s investigation and the restatements of our consolidated financial statements have exposed us to greater risks associated with litigation, regulatory proceedings, and government enforcement actions. We and our current and former officers and directors may, in the future, be subject to additional litigation relating to such matters. Subject to certain limitations, we are obligated to indemnify our current and former officers and directors in connection with such lawsuits and any related litigation or settlement amounts. Regardless of the outcome, these lawsuits, and any other litigation that may be brought against us or our current or former officers and directors, could be time-consuming, result in significant expense, and divert the attention and resources of our management and other key employees. An unfavorable outcome in any of these matters could exceed coverage provided under potentially applicable insurance policies, which is limited. Any such unfavorable outcome could have a material adverse effect on our business, financial condition, results of operations, and cash flows. Further, we could be required to pay damages or additional penalties or have other remedies imposed against us, or our current or former directors or officers, which could harm our reputation, business, financial condition, results of operations, or cash flows.

As a result of the delayed filing of our periodic reports with the SEC, we are not currently eligible to use a registration statement on Form S-3 to register the offer and sale of securities, which may adversely affect our ability to raise future capital or complete acquisitions.

As a result of the delayed filing of our periodic reports with the SEC, we will not be eligible to register the offer and sale of our securities using a short form registration statement on Form S-3 until we have timely filed all periodic reports required under the Securities Exchange Act of 1934 for one year. As descried more fully in our Annual Report on Form 10-K for the fiscal year ended February 28, 2013, we need to raise additional capital to fund our near-term operations. Should we wish to register the offer and sale of our securities to the public prior to the time that regain eligibility to use Form S-3, our transaction costs would increase and the amount of time required to complete the transaction could increase, making it more difficult to execute any such transaction successfully and potentially harming our financial condition.

Management’s determination that material weaknesses exist in our internal controls over financial reporting could have a material adverse impact on the Company.

We are required to maintain internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements for external purposes in accordance with generally accepted accounting principles. In Item 9A of our Annual Report on Form 10-K for the fiscal year ended February 28, 2013, management reports that material weaknesses exist in our internal control over financial reporting. Due to these material weaknesses, management has concluded that as of the end of the period covered by the Annual Report, our disclosure controls and procedures were not effective. Consequently, pending our remediation of the matters that have caused the control deficiencies underlying the material weaknesses, our business and results of operations could be harmed, we may be unable to report properly or timely the results of our operations, and investors may lose faith in the reliability of our financial statements. Accordingly, the price of our securities may be adversely and materially impacted.

Risks Related to Our Business

We Have A History Of Losses And Our Liquidity Position Imposes Risk To Our Operations

We have incurred recurring operating losses and negative cash flows from operating activities since inception through February 28, 2013, and we have an accumulated deficit of over $300 million as of February 28, 2013. Through February 28, 2013, we have not generated sufficient cash from operations and have relied primarily on the proceeds from equity offerings and debt financing such as increased trade terms from vendors and credit facilities to finance its operations. These matters raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our obtaining the necessary financing to finance our operations. Our audited consolidated financial statements have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and satisfaction of liabilities in the ordinary course of business.

We have expended, and will continue to expend, substantial funds to pursue engineering, research and development projects, enhance sales and marketing efforts and otherwise operate our business. We may not be profitable on a quarterly or annual basis in the future. Our existing cash balance and any cash flow from operating activities may not be sufficient to satisfy current obligations or finance our operations. If we are not able to finance our expected future operations from existing cash, future cash flows and new capital, we may need to curtail our operations. We are considering various alternatives to remedy any future shortfall in capital. We may deem it necessary to raise capital through equity markets, debt markets or other financing arrangements that may be available. Moreover, the terms of our existing indebtedness and the fact that we are not in compliance with the terms of our existing indebtedness may make it more difficult for us to obtain additional capital. See “ – Risks Related to Our Debt “ below. We may not be able to raise capital on terms acceptable to us or at all, which may cause us to curtail our operations.

Should the going concern assumption not be appropriate and we are not able to continue in the normal course of operations, adjustments would be required to our consolidated financial statements to the amounts and classifications of assets and liabilities, and these adjustments could be significant. Our consolidated financial statements do not reflect the adjustments or reclassifications of assets and liabilities that would be necessary if we are unable to continue as a going concern.

Our Board of Directors is exploring and evaluating strategic alternatives for our company and this process may have an adverse impact on our business.

On August 13, 2013, we announced that we had retained Deutsche Bank Securities Inc. to assist the Board of Directors in evaluating various strategic alternatives available to the company. In connection with this process, we expect to incur substantial expenses associated with identifying and evaluating potential strategic alternatives. The process of exploring strategic alternatives may be disruptive to our business operations and may not result in the consummation of any transaction. If we are unable to effectively manage the process, our business, financial condition and results of operations could be materially and adversely affected.

We do not intend to comment regarding the evaluation of strategic alternatives until such time as our Board of Directors has determined the outcome of the process or otherwise has deemed that disclosure is appropriate. As a consequence, perceived uncertainties related to the future of our company may result in the loss of potential business opportunities and may make it more difficult for us to attract and retain qualified personnel and business partners.

We will require additional capital to support business growth, and this capital might not be available on acceptable terms, or at all.

We intend to continue to make investments to support our business growth, which will require additional funds to respond to business challenges, including the need to develop new products or enhance our existing products, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we will need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing in the future could involve additional restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, and our business, operating results, financial condition, and prospects could be adversely affected.

We are subject to the cyclical nature of the markets in which we compete and a continued downturn could adversely affect our business.

The markets in which we compete, including SSDs, flash and power supply markets, are highly cyclical and characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. These markets have experienced significant downturns often connected with, or in anticipation of, maturing product cycles of both manufacturers’ and their customers’ products and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices.

Our historical operating results have been subject to substantial fluctuations and we may experience substantial period-to-period fluctuations in future operating results. A downturn in these markets could have a material adverse effect on the demand for our products and therefore a material adverse effect on our business, financial condition and results of operations. Moreover, changes in end-user demand for the products sold by any individual customer can have a rapid and disproportionate effect on demand for our products from that customer in any given period, particularly if the customer has accumulated excess inventories of products purchased from us. Our net sales and results of operations could be materially and adversely affected in the future due to changes in demand from individual customers or cyclical changes in the industries utilizing our products.

Sales to a limited number of customers represent a significant portion of our net sales, and the loss of any key customer would materially harm our business.

Our dependence on a limited number of customers means that the loss of a major customer or any reduction in orders by a major customer would materially reduce our net sales and adversely affect our results of operations. We expect that sales to relatively few customers will continue to account for a significant percentage of our net sales for the foreseeable future. However, these customers or our other customers may not use our products at current levels in the future, if at all. We have no firm, long-term volume commitments from any of our major customers and we generally enter into individual purchase orders with our customers, in certain cases under master agreements that govern the terms and conditions of the relationship. We have experienced cancellations of orders and fluctuations in order levels from period-to-period and expect that we will continue to experience such cancellations and fluctuations in the future. Customer purchase orders may be cancelled and order volume levels can be changed, cancelled or delayed with limited or no penalties. We may not be able to replace cancelled, delayed or reduced purchase orders with new orders. Further, the Company’s restatement, SEC investigation and its inability to make timely filings with the SEC has impacted key customer relationships, and the Company’s ability to build and maintain these relationships in the future will depend on its ability to favorably resolve outstanding litigation and comply with regulatory requirements.

For our fiscal years ended February 28, 2013, February 29, 2012, and February 28, 2011, our ten largest customers accounted for 49%, 40% and 50% of net sales, respectively. For fiscal 2013 and fiscal 2012, no customers accounted for more than 10% of our net revenue, and in fiscal 2011, one customer accounted for 17% of our net revenue. During each of these periods, no other customers accounted for more than 10% of our net revenue.

Our dependence on a small number of suppliers for components, including integrated circuit devices, and inability to obtain a sufficient supply of these components on a timely basis could harm our ability to fulfill orders and therefore materially harm our business.

Typically, integrated circuit, or IC, devices, such as NAND flash memory, represent a significant majority of our component costs for our SSD products. We are dependent on a small number of suppliers that supply key components used in the manufacture of our products. Since we generally do not have long-term supply contracts, our suppliers may not supply the quantities of components we may need to meet our production goals. Micron, Toshiba and Intel currently supply substantially all of the IC devices used in our flash memory products.

Additionally, because of constraints on working capital, we have delayed payments to a number of vendors which could have an adverse effect on our ability to source product. Moreover, from time to time, our industry experiences shortages in IC devices and foundry services which have resulted in foundries putting their customers, ourselves included, on component allocation. We have experienced shortages of flash memory for the past several quarters, which has resulted in our loss of sales. We have also paid more for flash memory in the past several quarters than we have in the past. We expect that the supply of flash memory will continue to be constrained for the foreseeable future and that prices will be higher than our historical costs for flash memory. As a result, our reputation could be harmed, we may lose business from our customers, our revenues may decline, and we may lose market share to our competitors.

Our gross margins are impacted by a variety of factors, are subject to variation from period to period and are difficult to predict.

Our gross margins have fluctuated from period to period, are likely to continue to fluctuate and may be affected by a variety of factors, including:

•	demand for our products;

•	changes in customer, geographic, or product mix, including mix of configurations within products;

•	significant new customer deployments

•	the cost of components and freight;

•	changes in our manufacturing costs, including fluctuations in yields and production volumes;

•	new product introductions and enhancements, potentially with initial sales at relatively small volumes and higher product costs;

•	rebates, sales and marketing initiatives, discount levels, and competitive pricing;

•	changes in the mix between direct versus indirect sales;

•	the timing and amount of revenue recognized and deferred;

•	excess inventory levels or purchase commitments as a result of changes in demand forecasts or last time buy purchases;

•	write-downs due to excess and obsolete inventory;

•	possible product and software defects and related increased warranty or repair costs;

•	expenses relating to licensed technology;

•	inventory stocking requirements to support new product introductions; and

•	product quality and service ability issues.

Due to such factors, gross margins are subject to variation from period to period and are difficult to predict. If we are unable to manage these factors effectively, our gross margins may decline, and fluctuations in gross margin may make it difficult to manage our business and achieve or maintain profitability, which could materially harm our business and operating results.

Ineffective management of our inventory levels could adversely affect our operating results.

If we are unable to properly forecast, monitor, control, and manage our inventory and maintain appropriate inventory levels and mix of products to support our customers’ needs, we may incur increased and unexpected costs associated with our inventory. Sales of our products are generally made through individual purchase orders and some of our customers place large orders with short lead times, which make it difficult to predict demand for our products and the level of inventory that we need to maintain to satisfy customer demand. If we build our inventory in anticipation of future demand that does not materialize, or if a customer cancels or postpones outstanding orders, we could experience an unanticipated increase in levels of our finished products. For some customers, even if we are not contractually obligated to accept returned products, we may determine that it is in our best interest to accept returns in order to maintain good relationships with those customers. Product returns would increase our inventory and reduce our revenue. If we are unable to sell our inventory in a timely manner, we could incur additional carrying costs, reduced inventory turns, and potential write-downs due to obsolescence.

Alternatively, we could carry insufficient inventory, and we may not be able to satisfy demand, which could have a material adverse effect on our customer relationships or cause us to lose potential sales.

We have often experienced order changes including delivery delays and fluctuations in order levels from period-to-period, and we expect to continue to experience similar delays and fluctuations in the future, which could result in fluctuations in inventory levels, cash balances, and revenue.

The occurrence of any of these risks could adversely affect our business, operating results, and financial condition.

To the extent we purchase excess or insufficient component inventory in connection with supply allocation or discontinuations by our vendors of components used in our products, our business or operating results may be adversely affected.

It is common in the storage and networking industries for component vendors to discontinue the manufacture of, or experience lack of supply on, certain types of components from time to time due to evolving technologies and changes in market demands. A supplier’s discontinuation or allocation of a particular type of component, such as a specific size of NAND flash memory, may require us to make significant “last time” or higher cost purchases of component inventory that is being discontinued or limited by the vendor to ensure supply continuity until the transition to products based on next generation components or until we are able to secure an alternative supply. To the extent we purchase insufficient component inventory in connection with these discontinuations or allocations, we may experience delayed shipments, order cancellations or otherwise purchase more expensive components to meet customer demand, which could result in reduced gross margins. Alternatively, to the extent we purchase excess component inventory that we cannot use in our products due to obsolescence, we could be required to reduce the carrying value of inventory or be required to sell the components at or below our carrying value, which could reduce our gross margins.

Our operating results may fluctuate significantly, which could make our future results difficult to predict and could cause our operating results to fall below expectations.

Our operating results may fluctuate due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance. If our revenue or operating results fall below the expectations of investors or any securities analysts that follow our company, the price of our common stock would likely decline.

Factors that are difficult to predict and that could cause our operating results to fluctuate include:

•	the timing and magnitude of orders, shipments, and acceptance of our products in any quarter;

•	our ability to control the costs of the components we use in our hardware products;

•	our ability to adopt subsequent generations of non-volatile memory components into our hardware products;

•	disruption in our supply chains, component availability, and related procurement costs;

•	reductions in customers’ budgets for information technology purchases;

•	delays in customers’ purchasing cycles or deferments of customers’ product purchases in anticipation of new products or updates from us or our competitors;

•	fluctuations in demand and prices for our products;

•	changes in industry standards in the data storage industry;

•	our ability to develop, introduce, and ship in a timely manner new products and product enhancements that meet customer requirements;

•	the timing of product releases or upgrades or announcements by us or our competitors;

•	any change in the competitive dynamics of our markets, including new entrants or discounting of product prices;

•	our ability to control costs, including our operating expenses; and

•	future accounting pronouncements and changes in accounting policies.

The occurrence of any one of these risks could negatively affect our operating results in any particular quarter, which could cause the price of our common stock to decline.

If our industry experiences declines in average sales prices, it may result in declines in our revenue and gross profit.

The industry for data storage products is highly competitive and has historically been characterized by declines in average sales prices. It is possible that the market for SSDs could experience similar trends. Our average sales prices could decline due to pricing pressure caused by several factors, including competition, the introduction of competing technologies, overcapacity in the worldwide supply of flash-based or similar memory components, increased manufacturing efficiencies, implementation of new manufacturing processes, and expansion of manufacturing capacity by component suppliers. If we are required to decrease our prices to be competitive and are not able to offset this decrease by increases in volume of sales or the sales of new products with higher margins, our gross margins and operating results could likely be adversely affected.

Developments or improvements in storage system technologies may materially adversely affect the demand for our products.

Significant developments in data storage systems, such as advances in SSDs or improvements in non-volatile memory, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, improvements in existing data storage technologies, such as a significant increase in the speed of traditional interfaces for transferring data between storage and a server or the speed of traditional embedded controllers, could emerge as preferred alternative to our products especially if they are sold at lower prices. This could be the case even if such advances do not deliver all of the benefits of our products. Any failure by us to develop new or enhanced technologies or processes, or to react to changes or advances in existing technologies, could materially delay our development and introduction of new products, which could result in the loss of competitiveness of our products, decreased revenue, and a loss of market share to competitors.

We derive a large proportion of our revenue from our SSDs, and a decline in demand for these products would cause our revenue to grow more slowly or to decline.

Our SSDs account for a large proportion of our revenue and will continue to do so for the foreseeable future. As a result, our revenue could be reduced by:

•	the failure of our storage class memory products to achieve broad market acceptance;

•	any decline or fluctuation in demand for our storage class memory products, whether as a result of product obsolescence, technological change, customer budgetary constraints or other factors;

•	the introduction of products and technologies that serve as a replacement or substitute for, or represent an improvement over, these products; and

•	our inability to release enhanced versions of our products, including any related software, on a timely basis.

If the storage markets grow more slowly than anticipated or if demand for our products declines, we may not be able to increase our revenue sufficiently to achieve and maintain profitability and our stock price would decline.

Our customers are primarily in the computing markets and fluctuations in demand in these markets may adversely affect sales of our products.

Sales of our products are dependent upon demand in the computing markets. We may experience substantial period-to-period fluctuations in future operating results due to factors affecting the computing markets. From time to time, these markets have experienced downturns, often in connection with, or in anticipation of, declines in general economic conditions. It has been reported in the press recently that manufacturers of personal computers are experiencing substantially lower sales and sales of tablets that are used as personal computing devices. A decline or significant shortfall in demand in any one of the computing markets could have a material adverse effect on the demand for our products and therefore a material adverse effect on our business, financial condition and results of operations.

We encounter long sales and implementation cycles in the enterprise class SSD market, which could have an adverse effect on the size, timing and predictability of our revenues.

Potential or existing customers, particularly larger enterprise customers, generally commit significant resources to an evaluation of available products and require us to expend substantial time, effort and money educating them as to the value of our products and software. Accordingly, sales of our enterprise SSDs often require an extensive education and marketing effort.

We could expend significant funds and resources during a sales cycle and ultimately fail to win the customer. Our sales cycle for all of our products is subject to significant risks and delays over which we have little or no control, including:

•	our customers’ budgetary constraints;

•	the timing of our customers’ budget cycles and approval processes;

•	our customers’ willingness to replace their current storage solutions; and

•	our need to educate potential customers about the uses and benefits of our products.

If our sales cycles lengthen unexpectedly, they could adversely affect the timing of our revenues or increase costs, which may cause fluctuations in our quarterly revenues and results of operations. Finally, if we are unsuccessful in closing sales of our products after spending significant funds and management resources, our operating margins and results of operations could be adversely impacted, and the price of our common stock could decline

Customer demand is difficult to accurately forecast and, as a result, we may be unable to optimally match production to customer demand.

We make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customers’ future requirements. The short-term nature of commitments by many of our customers and the possibility of unexpected changes in demand for their products reduces our ability to accurately estimate future customer requirements. On occasion, customers may require rapid increases in production, which can challenge our resources and can reduce margins. We may not have sufficient capacity at any given time to meet our customers’ demands. Conversely, downturns in the markets in which our customers compete can, and have, caused our customers to significantly reduce the amount of products ordered from us or to cancel existing orders leading to lower-utilization of our facilities. Because many of our costs and operating expenses are relatively fixed, reduction in customer demand would have an adverse effect on our gross margins, operating income and cash flow.

During an industry downturn, there is also a higher risk that our trade receivables would be uncollectible, which would be materially adverse to our cash flow and business.

Order cancellations or reductions, product returns and product obsolescence could result in substantial inventory write-downs.

To the extent we manufacture products in anticipation of future demand that does not materialize, or in the event a customer cancels or reduces outstanding orders, we could experience an unanticipated increase in our inventory. Slowing demand for our products may lead to product returns which would also increase our inventory. In the past, we have had to write-down inventory due to obsolescence, excess quantities and declines in market value below our costs.

The markets for our products are characterized by frequent transitions in which products rapidly incorporate new features and performance standards. A failure to develop products with required feature sets or performance standards or a delay as short as a few months in bringing a new product to market could significantly reduce our net revenue for a substantial period, which would have a material adverse effect on our business, financial condition and results of operations.

We have experienced, and may in the future experience, delays in the development and introduction of new products. These delays could provide a competitor a first-to-market opportunity and allow a competitor to achieve greater market share. In the past, we have had revenue fluctuations in our Indilinx product revenue due to product delays, and similar delays could occur again in the future. Defects or errors found in our products after commencement of commercial shipment could result in delays in market acceptance of these products. Lack of market acceptance for our new products will jeopardize our ability to recoup research and development expenditures, hurt our reputation and harm our business, financial condition and results of operations. Accordingly, our future product development efforts may not result in future profitability or market acceptance.

Our growth strategy includes expanding our presence in the SSD market which is highly competitive.

The SSD market is highly competitive. Certain of our competitors are more diversified than us and may be able to sustain lower operating margins in their SSD business based on the profitability of their other businesses. We expect competition in this market to increase as existing manufacturers introduce new products and process technologies, new manufacturers enter the market, industry wide production capacity increases and competitors aggressively price products to increase market share. We only have limited experience competing in this market. Our growth strategy includes expanding our presence in this market, and we may not be successful in doing so.

The market for enterprise Flash-based SSD products is relatively new and evolving, which makes it difficult to forecast end user adoption rates and customer demand for our products.

The enterprise flash-based SSD market is new and rapidly evolving. As a result, we may encounter risks and uncertainties related to our business and future prospects. It is difficult to predict, with any precision, end user adoption rates, customer demand for our products or the future growth rate and size of this market. The rapidly evolving nature of the markets in which we sell our products, as well as other factors that are beyond our control, reduce our ability to accurately evaluate our future outlook and forecast quarterly or annual performance. Furthermore, our ability to predict future sales is limited and our SSD product may never reach mass adoption.

Our products are highly technical and may contain undetected defects, which could cause data unavailability, loss or corruption that might, in turn, result in liability to our customers and harm to our reputation and business.

Our products are highly technical and complex and are often used to store information critical to our customers’ business operations. Our products may contain undetected errors, defects, or security vulnerabilities that could result in data unavailability, loss, or corruption or other harm to our customers. Some errors in our products may only be discovered after they have been installed and used by customers. Any errors, defects, or security vulnerabilities discovered in our products after commercial release could result in a loss of revenue or delay in revenue recognition, injury to our reputation, a loss of customers or increased service and warranty costs, any of which could adversely affect our business.

Our products must interoperate with operating systems, software applications and hardware that are developed by others and if we are unable to devote the necessary resources to ensure that our products interoperate with such software and hardware, we may fail to increase, or we may lose, market share and we may experience a weakening demand for our products.

Our products must interoperate with our customers’ existing infrastructure, specifically their networks, servers, software, and operating systems, which may be manufactured by a wide variety of vendors and OEMs. When new or updated versions of these software operating systems or applications are introduced, we must sometimes develop updated versions of our software so that our products will interoperate properly. We may not accomplish these development efforts quickly, cost-effectively, or at all. These development efforts require capital investment and the devotion of engineering resources. If we fail to maintain compatibility with these applications, our customers may not be able to adequately utilize the data stored on our products, and we may, among other consequences, fail to increase, or we may lose, market share and experience a weakening in demand for our products, which would adversely affect our business, operating results, and financial condition.

We may be unable to sustain our past growth or manage our future growth, which may have a material adverse effect on our future operating results.

We have experienced significant growth over the last few years. Our future success will depend upon various factors, including market acceptance of our current and future products, competitive conditions, our ability to manage increased sales, if any, the implementation of our growth strategy and our ability to manage our anticipated growth. We intend to finance our anticipated growth through cash flows generated from our sales, borrowings under debt arrangements and future offerings of our securities. However, if our net sales decline, we may not have the cash flow necessary to pursue our growth.

Industry consolidation could adversely affect our business by reducing the number of our potential significant customers and increasing our reliance on our existing key customers.

Many significant participants in our customers’ industries are merging and consolidating as a result of competitive pressures and we expect this trend to continue. Consolidation will likely decrease the number of potential significant customers for our products and services. Fewer significant customers will increase our reliance on key customers and, due to the increased size of these companies, may negatively impact our bargaining position and profit margins. Consolidation in some of our customers’ industries may result in increased customer concentration and the potential loss of customers. The loss of, or a reduced role with, key customers due to industry consolidation could negatively impact our business.

We may make acquisitions that involve numerous risks. If we are not successful in integrating an acquisition, our operations may be adversely affected.

As part of our business and growth strategy, we expect to acquire or make significant investments in businesses, products or technologies that allow us to complement our existing product offering, expand our market coverage, increase our engineering workforce or enhance our technological capabilities. For example in 2007, we acquired PC Power and Cooling, Inc., a producer of PC thermal management products, and substantially all the assets of Silicon Data Inc., doing business as Hypersonic PC Systems, a manufacturer of boutique high performance gaming PCs and laptops. We stopped the manufacture and sale of certain Hypersonic PC products in our fiscal year ended February 28, 2010. On March 25, 2011, we acquired Indilinx Co., Ltd, a privately-held fabless provider of flash controller silicon and software for SSDs, on October 24, 2011, we acquired the UK Design Team of PLX Technology, Inc., a developer of system-on-chip solutions, and on January 9, 2012, we acquired Sanrad Inc., a privately-held provider of flash caching and virtualization software and hardware. Acquisitions or investments expose us to the risks commonly encountered in acquisitions of businesses, including, among others:

•	lower than anticipated sales and profitability;

•	problems integrating the purchased operations, technologies or products;

•	costs associated with the acquisition;

•	negative effects on profitability resulting from the acquisition;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience;

•	loss of key employees of the acquired business; and

•	litigation arising from the acquired company’s operations before the acquisition.

Our inability to overcome problems encountered in connection with any acquisition could divert the attention of management from other strategic opportunities and operational matters, utilize scarce corporate resources and otherwise harm our business. In addition, we are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. Even if we do find suitable acquisition opportunities, we may not be able to consummate the acquisitions on commercially acceptable terms or realize the anticipated benefits of any acquisitions we do undertake.

We may make acquisitions that are dilutive to existing stockholders, result in unanticipated accounting charges or otherwise adversely affect our results of operations.

We may grow our business through business mergers and/or other acquisitions of businesses, products or technologies that allow us to complement our existing product offerings, expand our market coverage, increase our engineering workforce or enhance our technological capabilities. If we make any future acquisitions, we could issue stock that would dilute our stockholders’ percentage ownership, incur substantial debt, reduce our cash reserves or assume contingent liabilities. Furthermore, acquisitions may require material charges and could result in adverse tax consequences, substantial depreciation, deferred compensation charges, in-process research and development charges, the amortization of amounts related to deferred compensation and identifiable purchased intangible assets or impairment of goodwill, any of which could negatively impact our results of operations.

We may not be able to maintain or improve our market share because of the intense competition in the markets we serve.

We conduct business in markets characterized by intense competition, rapid technological change, constant price pressures and evolving industry standards. Our competitors include many large domestic and international companies that have substantially greater financial, technical, marketing, distribution and other resources, broader product lines, lower cost structures, greater brand recognition and longer-standing relationships with customers and suppliers than we do. As a result, our competitors may be able to respond better to new or emerging technologies or standards and to changes in customer requirements. Further, some of our competitors are in a better financial and marketing position from which to influence industry acceptance of a particular industry standard or competing technology than we are. Our competitors may also be able to devote greater resources to the development, promotion and sale of products, and may be able to deliver competitive products at a lower price.

We compete against global technology vendors such as Intel Corporation and Samsung Electronics Co., Ltd. Our primary competitors in the solid state storage maker industry include Fusion-io, Inc., Intel Corporation, SanDisk Corporation, Micron Technology, Inc. (Crucial), SMART Modular Technologies Inc., and STEC, Inc. Our primary competitors in the specialized power supply chassis and cooling manufacturing industry include Antec, Inc., Thermaltake Technology Inc. USA and Enermax Technology Corporation. We currently compete or may compete with, among others, EMC Corporation, Hitachi, Ltd., Seagate Technology, Toshiba, and Western Digital. Our flash caching and virtualization software and hardware primarily competes with products from suppliers of software-hardware solutions, including Fusion IO and other software-hardware solutions being developed by privately held companies.

We expect to face competition from existing competitors and new and emerging companies that may enter our existing or future markets with similar or alternative products, which may be less costly or provide additional features. In the PC market in Asia, we expect to face increasing competition from local competitors such as A-DATA Technology Co., Ltd. and GSkill International Enterprise. We also face competition from current and prospective customers that evaluate our capabilities against the merits of manufacturing products internally. In addition, some of our significant suppliers, including LSI Corporation, Samsung Electronics Co., Ltd., Infineon Technologies AG and Micron Technology, Inc., are also our competitors, many of whom have the ability to manufacture competitive products at lower costs as a result of their higher levels of integration. Competition may also arise due to the development of customer relationships among our current and potential competitors or third parties to increase the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

We expect that our competitors will continue to improve the performance of their current products, reduce their prices and introduce new products that may offer greater performance and improved pricing, any of which could cause a decline in sales or loss of market acceptance of our products. In addition, our competitors may develop enhancements to, or future generations of, competitive products that may render our technology or products obsolete or uncompetitive

The future growth of our OEM-focused products is dependent on achieving design wins into commercially successful OEM systems and the failure to achieve design wins or of OEM customers to incorporate our products in their systems could adversely affect our operating results and prospects.

We rely on OEMs to select our OEM-focused products to be designed into their systems, which we refer to as a design win. We often incur significant expenditures in the development of a new product without any assurance that an OEM will select our product for design into its system. Additionally, in some instances, we may be dependent on third parties to obtain or provide information that we need to achieve a design win. Some of these third parties may not supply this information to us on a timely basis, if at all. Furthermore, even if an OEM designs one of our products into its system, we cannot be assured that its product will be commercially successful or that we will receive any net sales as a result of that design win. Our OEM customers are typically not obligated to purchase our products and can choose at any time to stop using our products if their own systems are not commercially successful, if they decide to pursue other systems strategies, or for any other reason. If we are unable to achieve design wins or if our OEM customers’ systems incorporating our products are not commercially successful, our net sales would suffer.

Our future success is dependent on our ability to retain key personnel, including our executive officers, and attract qualified personnel. If we lose the services of these individuals or are unable to attract new talent, our business will be adversely affected.

Our future operating results depend in significant part upon the continued contributions of our key technical and senior management personnel, many of whom would be difficult to replace. We are particularly dependent on the continued service of Ralph Schmitt, our Chief Executive Officer, Rafael Torres, our Chief Financial Officer, Alex Mei, our Chief Marketing Officer, James Viggo Tout, our Senior Vice President of Worldwide Engineering and Vice President and General Manager for OCZ Technology, Ltd., Daryl Lang, our Senior Vice President of Product Management, Wayne Eisenberg, our Senior Vice President of Sales and Jason Ruppert, our Senior Vice President of Operations. Our future operating results also depend in significant part upon our ability to attract, train and retain qualified management, manufacturing and quality assurance, engineering, marketing, sales and support personnel. We are continually recruiting such personnel. However, competition for such personnel is intense, and we may not be successful in attracting, training or retaining such personnel now or in the future. There may be only a limited number of persons with the requisite skills to serve in these positions and it may be increasingly difficult for us to hire such persons over time. The loss of any key employee, the failure of any key employee to perform in his or her current position, our inability to attract, train and retain skilled employees as needed or the inability of our officers and key employees to expand, train and manage our employee base could materially and adversely affect our business, financial condition and results of operations.

We have and will continue to incur increased costs as a result of being a U.S. publicly-reporting company.

We have incurred, and will continue to face, increased legal, accounting, administrative and other costs as a result of being a publicly-reporting company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, and the Public Company Accounting Oversight Board, have required changes in the corporate governance practices of public companies. In July 2010, the Dodd-Frank Wall Street Reform and Protection Act, or the Dodd Frank Act, was enacted. There are significant corporate governance and executive compensation-related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas. We expect these rules and regulations to increase our legal and financial compliance costs, to make legal, accounting and administrative activities more time-consuming and costly and to result in a diversion of management’s time from our other business activities. We have also incurred substantially higher costs to obtain directors’ and officers’ insurance. In addition, as we gain experience with the costs associated with being a publicly-reporting company, we may identify and incur additional overhead costs.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to report our financial results accurately or detect fraud, which could harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to produce reliable financial reports and are important in our effort to prevent financial fraud. Beginning with our fiscal year ended February 28, 2011, we have been required to periodically evaluate the effectiveness of the design and operation of our internal controls. These evaluations may result in the conclusion that enhancements, modifications or changes to our internal controls are necessary or desirable. While management evaluates the effectiveness of our internal controls on a regular basis, these controls may not always be effective. For example, our management has concluded that material weaknesses exist in our internal control over financial reporting, and through February 28, 2013, our disclosure controls and procedures were not effective. There are inherent limitations on the effectiveness of internal controls including collusion, management override, and failure of human judgment. Because of this, control procedures are designed to reduce rather than eliminate business risks. If we fail to maintain an effective system of internal controls, we may be unable to produce reliable financial reports or prevent fraud and it could harm our financial condition and results of operations and result in loss of investor confidence and a decline in our share price.

Our indemnification obligations to our customers and suppliers for product defects and adverse decisions in lawsuits relating to product performance issues could require us to pay substantial damages.

A number of our product sales and product purchase agreements provide that we will defend, indemnify and hold harmless our customers and suppliers from damages and costs which may arise from product warranty claims or claims for injury or damage resulting from defects in our products. We maintain insurance to protect against certain claims associated with the use of our products, but our insurance coverage may not be adequate to cover all or any part of the claims asserted against us. A successful claim brought against us that is in excess of, or excluded from, our insurance coverage could substantially harm our business, financial condition and results of operations.

We have been, and may in the future be, subject to lawsuits from customers and consumers relating to product defects and performance issues. An adverse decision in any such litigation could materially harm our business, financial condition and results of operations.

Our operations in the United States and foreign countries are subject to political and economic risks, which could have a material adverse effect on our business and operating results.

Our financial success may be sensitive to adverse changes in general political and economic conditions in the United States such as changes in regulatory requirements, taxes, recession, inflation, unemployment and interest rates. Such changing conditions could reduce demand in the marketplace for our products or increase the costs involved for us to manufacture our products.

Net revenue outside of the United States accounted for approximately 63%, 71% and 63% of net revenue in fiscal 2013, 2012 and 2011, respectively. We anticipate that international net revenue will continue to constitute a meaningful percentage of our total net revenue in future periods. In addition, a significant portion of our design and manufacturing is performed at our facilities in Taiwan. As a result, our operations may be subject to certain risks, including changes in regulatory requirements, tariffs and other barriers, increased price pressure, timing and availability of export licenses, difficulties in accounts receivable collections, difficulties in protecting our intellectual property, natural disasters, difficulties in staffing and managing foreign operations, difficulties in managing distributors, difficulties in obtaining governmental approvals for products that may require certification, restrictions on transfers of funds and other assets of our subsidiaries between jurisdictions, foreign currency exchange fluctuations, the burden of complying with a wide variety of complex foreign laws and treaties, potentially adverse tax consequences and uncertainties relative to regional, political and economic circumstances. We are also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. We cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products will be implemented by the United States or other countries. Some of our customers’ purchase orders and agreements are governed by foreign laws, which often differ significantly from those of the United States. Therefore, we may be limited in our ability to enforce our rights under such agreements and to collect damages, if awarded. These factors may have a material adverse effect on our business, financial condition and results of operations.

Our inability to effectively manage our operations in foreign countries could harm our operating results.

A significant portion of our design and manufacturing operations are carried out outside of the United States at our foreign facilities. Further, international sales have accounted for a significant portion of our overall sales. In some of the countries in which we operate or sell our products, it is difficult to recruit, employ and retain qualified personnel to manage and oversee our local operations, sales and other activities. Further, given our executive officers’ existing managerial burdens, their lack of physical proximity to the activities being managed and the inherent limitations of cross-border information flow, our executive officers who reside in the United States may be unable to effectively oversee the day-to-day management of our foreign subsidiaries and operations. The inability of or failure by our domestic and international management to effectively and efficiently manage our overseas operations could have a negative impact on our business and adversely affect our operating results.

Worldwide economic and political conditions may adversely affect demand for our products.

The recent economic slowdown in the United States and worldwide has adversely affected and may continue to adversely affect demand for our products. Another decline in the worldwide computing markets or a future decline in economic conditions or consumer confidence in any significant geographic area would likely decrease the overall demand for our products, which could have a material adverse effect on us. For example, a decline in economic conditions in China could lead to declining worldwide economic conditions. If economic conditions decline, whether in China or worldwide, we could be materially adversely affected.

The occurrence and threat of terrorist attacks and the consequences of sustained military action in the Middle East have in the past, and may in the future, adversely affect demand for our products.

In addition, terrorist attacks may negatively affect our operations directly or indirectly and such attacks or related armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these attacks may make travel and the transportation of our products more difficult and more expensive, ultimately affecting our sales.

Also as a result of terrorism, the United States has been and may continue to be involved in armed conflicts that could have a further impact on our sales, our supply chain and our ability to deliver products to our customers. Political and economic instability in some regions of the world could negatively impact our business. The consequences of armed conflicts are unpredictable and we may not be able to foresee events that could have a material adverse effect on us.

More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility to the United States economy and worldwide financial markets. Any of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

Unfavorable currency exchange rate fluctuations could result in our products becoming relatively more expensive to our overseas customers or increase our manufacturing costs, each of which could adversely affect our profitability.

Our international sales and our operations in foreign countries make us subject to risks associated with fluctuating currency values and exchange rates. Because sales of our products have been denominated to date primarily in U.S. dollar, increases in the value of the U.S. dollar could increase the price of our products so that they become relatively more expensive to customers in the local currency of a particular country, leading to a reduction in sales and profitability in that country. Future international activity may result in increased foreign currency denominated sales. Gains and losses on the conversion to U.S. dollar of accounts receivable, accounts payable and other monetary assets and liabilities arising from international sales or operations may contribute to fluctuations in our results of operations. In addition, as a result of our foreign sales and operations, we have revenues, costs, assets and liabilities that are denominated in foreign currencies. Therefore, decreases in the value of the U.S. dollar could result in significant increases in our manufacturing costs that could have a material adverse effect on our business and results of operations.

Our worldwide operations could be subject to natural disasters and other business disruptions, which could materially adversely affect our business and increase our costs and expenses.

Our worldwide operations could be subject to natural disasters and other business disruptions, which could harm our future revenue and financial condition and increase our costs and expenses. For example, our corporate headquarters in San Jose, California and our manufacturing facilities in Taiwan are located near major earthquake fault lines. Taiwan is also subject to typhoons during certain times of the year. In the event of a major earthquake, typhoon or hurricane, or other natural or manmade disaster, we could experience business interruptions, destruction of facilities and/or loss of life, any of which could materially adversely affect our business and increase our costs and expenses.

Our ability to compete successfully and achieve future growth will depend, in part, on our ability to protect our intellectual property, as well as our ability to operate without infringing the intellectual property of others.

We attempt to protect our intellectual property rights through trade secret laws, non-disclosure agreements, confidentiality procedures and employee disclosure and invention assignment agreements. To a lesser extent, we also protect our intellectual property through patents, trademarks and copyrights. It is possible that our efforts to protect our intellectual property rights may not:

•	prevent third-party patents from having an adverse effect on our ability to do business;

•	provide adequate protection for our intellectual property rights;

•	prevent disputes with third parties regarding ownership of our intellectual property rights;

•	prevent disclosure of our trade secrets and know-how to third parties or into the public domain;

•	prevent the challenge, invalidation or circumvention of our existing patents;

•	result in patents that lead to commercially viable products or provide competitive advantages for our products; and

•	result in issued patents and registered trademarks from any of our pending applications.

If any of our issued patents are found to be invalid or if any of our patent applications are rejected, our ability to exclude competitors from making, using or selling the same or similar products as ours could be compromised. We have occasionally applied for and may in the future apply for patent protection in foreign countries. The laws of foreign countries, however, may not adequately protect our intellectual property rights.

Many U.S. companies have encountered substantial infringement problems in foreign countries. Because we conduct a substantial portion of our operations and sell some of our products overseas, we have exposure to foreign intellectual property risks.

In addition, the industries in which we compete are characterized by vigorous protection and pursuit of intellectual property rights. We believe that it may be necessary, from time to time, to initiate litigation against one or more third parties to preserve our intellectual property rights. From time to time, we have received, and may receive in the future, notices that claim we have infringed upon, misappropriated or misused other parties’ proprietary rights. Any of the foregoing events or claims could result in litigation. Such litigation, whether as plaintiff or defendant, could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not such litigation is ultimately determined in our favor. In the event of an adverse result in such litigation, we could be required to pay substantial damages, cease the manufacture, use and sale of certain products, expend significant resources to develop or acquire non-infringing technology, discontinue the use of certain processes or obtain licenses to use the infringed technology. Product development or license negotiating would likely result in significant expense to us and divert the efforts of our technical and management personnel. We may not be successful in such development or acquisition and necessary licenses may not be available on reasonable terms, or at all.

Our indemnification obligations for the infringement by our products of the intellectual property rights of others could require us to pay substantial damages.

We currently have in effect a number of agreements in which we have agreed to defend, indemnify and hold harmless our customers and suppliers from damages and costs which may arise from the infringement by our products of third-party patents, trademarks or other proprietary rights. We may periodically have to respond to claims and litigate these types of indemnification obligations. Any such indemnification claims could require us to pay substantial damages. Our insurance does not cover intellectual property infringement.

We could incur substantial costs as a result of violations of, or liabilities under, environmental laws.

Our business involves purchasing finished goods as components from different vendors and then assembly of these components into finished products at our facilities. We therefore are not involved in the actual manufacturing of components, which can often involve significant environmental regulations with respect to the materials used, as well as work place safety requirements. Our operations and properties, however, do remain subject in particular to domestic and foreign laws and regulations governing the storage, disposal and recycling of computer products. For example, our products may be subject to the European Union’s Directive 2002/96/EC_Waste Electrical and Electronic Equipment and Directive 2002/95/EC on Restriction on the Certain Hazardous Substances in Electrical and Electronic Equipment. Our failure to comply with present and future requirements could cause us to incur substantial costs, including fines and penalties, investments to upgrade our product cycle or curtailment of operations. Further, the identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory agencies, enactment of more stringent laws and regulations, or other unanticipated events may arise in the future and give rise to material environmental liabilities and related costs which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to a variety of federal, state and foreign laws and regulatory regimes. Failure to comply with governmental laws and regulations could subject us to, among other things, mandatory product recalls, penalties and legal expenses which could have an adverse effect on our business.

Our business is subject to regulation by various federal and state governmental agencies. Such regulation includes the radio frequency emission regulatory activities of the Federal Communications Commission, the anti-trust regulatory activities of the Federal Trade Commission and Department of Justice, the consumer protection laws of the Federal Trade Commission, the import/export regulatory activities of the Department of Commerce, the product safety regulatory activities of the Consumer Products Safety Commission, theregulatory activities of the Occupational Safety and Health Administration, the environmental regulatory activities of the Environmental Protection Agency, the labor regulatory activities of the Equal Employment Opportunity Commission and tax and other regulations by a variety of regulatory authorities in each of the areas in which we conduct business. We are also subject to regulation in other countries where we conduct business. In certain jurisdictions, such regulatory requirements may be more stringent than in the United States. We are also subject to a variety of federal and state employment and labors laws and regulations, including the Americans with Disabilities Act, the Federal Fair Labor Standards Act, the WARN Act and other regulations related to working conditions, wage-hour pay, over-time pay, employee benefits, anti-discrimination, and termination of employment.

We have received information that a distributor in the United Arab Emirates may have re-exported some of our products into Iran and that a distributor in Lebanon may have re-exported our products into Syria. We also discovered that we sent products to persons in Iran and in Cuba (although that person later changed his address to one in Mexico) and provided sales support materials for a presentation in Iran. We have voluntarily disclosed potential violations of the Iranian Transaction Regulations and the Export Administration Regulations of the U.S. Department of Treasury, Office of Foreign Assets Control and the U.S. Department of Commerce, Office of Export Enforcement. We have terminated our relationships with these distributors. While we attempt to ensure that our distributors comply with applicable law, their actions are not within our complete control, and there are risks that our products may be re-exported to certain jurisdictions in contravention of our requirements or instructions in the future.

Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions. In addition from time to time we have received, and expect to continue to receive, correspondence from former employees terminated by us who threaten to bring claims against us alleging that we have violated one or more labor and employment regulations. In certain instances former employees have brought claims against us and we expect that we will encounter similar actions against us in the future. An adverse outcome in any such litigation could require us to pay contractual damages, compensatory damages, punitive damages, attorneys’ fees and costs.

Any enforcement action could harm our business, financial condition and results of operations. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation in the future, our business, financial condition and results of operations could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees.

Changes in the applicable tax laws could materially affect our future results.

We operate in different countries and are subject to taxation in different jurisdictions. Changes in the applicable tax laws of such jurisdictions or the interpretations of such tax laws could increase our effective tax rate and adversely affect our after-tax profitability.

Risks Related to Our Debt

We are not in compliance with the covenants of our outstanding indebtedness, and if those lenders were to declare an event of default and accelerate the repayment of that indebtedness, our business and financial position could be materially adversely affected.

Our credit agreements and other loan documents include material debt service costs, operating ratios that we must meet and other financial covenants such as the raising of additional capital and the delivery of past due audited financial statements to the lenders. We are currently not in compliance with certain of our lending covenants, including certain minimum operating ratios. We may not be able to obtain a waiver for non-compliance and comply with these covenants in the future. If we do not obtain a waiver and maintain future compliance with the covenants in our credit agreements and other loan documents, the lenders could declare a default. Any default under our credit agreements will allow the lenders under these agreements the option to demand repayment of the indebtedness outstanding under the applicable credit agreements and to foreclose on our assets that have been pledged as collateral under the applicable agreement.

Our indebtedness could impair our financial condition, harm our ability to operate our business, limit our ability to borrow additional funds or capitalize on acquisition or other business opportunities.

We have substantial indebtedness outstanding under a credit facility from Hercules Technology Growth Capital, Inc. and borrowings from investors pursuant to senior secured convertible debentures, which are subordinated to the Hercules credit facility. The terms of the Hercules credit facility and of the senior convertible debentures are described under “ Management’s Discussion and Analysis of Results of Operations – Liquidity and Capital Resources.” in our Annual Report on Form 10-K for the fiscal year ended February 28, 2013. Pursuant to the terms of our current debt facilities, we are subject to liquidity thresholds and financial covenants and cannot engage in certain transactions, including disposing of certain assets, incurring additional indebtedness, declaring dividends, or acquiring or merging with another entity unless certain conditions are met or unless we receive prior approval from the lenders. If the lenders do not consent to any of these actions or if we are unable to comply with these covenants, we could be prohibited from engaging in transactions which could be beneficial to our business and our stockholders. In addition, the convertible debentures are redeemable at the option of the holders in the event of a change of control or similar transactions, which could make it more difficult to enter into these types of transactions.

We may incur additional debt in the future, subject to certain limitations contained in our debt instruments.

The degree to which we are leveraged and the restrictions governing our indebtedness, such as a minimum liquidity threshold, could have important consequences including, but not limited to, the following:

•	it may limit our ability to service all of our debt obligations;

•	it may impair our ability to incur additional indebtedness or obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	some of our debt is and will continue to be at variable rates of interest, which may result in higher interest expense in the event of increases in interest rates;

•	our debt agreements contain, and any agreements to refinance our debt likely will contain, financial and restrictive covenants, and our failure to comply with them may result in an event of default which, if not cured or waived, could have a material adverse effect on us;

•	our level of indebtedness will increase our vulnerability to general economic downturns and adverse industry conditions;

•	our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and our industry; and

•	it may limit our ability to engage in certain transactions or capitalize on acquisition or other business opportunities.

Historically, we have failed to comply with one or more loan covenants and had to receive waivers from lenders for such non-compliances. We could violate one or more loan covenants in the future. If we are in violation of covenants in the Hercules debt facility or in similar agreements in the future and do not receive a waiver, the lender could choose to accelerate payment on all outstanding loan balances. If we needed to obtain replacement financing, we may not be able to quickly obtain equivalent or suitable replacement financing. If we are unable to secure alternative sources of funding, such acceleration would have a material adverse impact on our financial condition.

To service our debt, we will require cash and we may not be able to generate sufficient cash flow from operations to satisfy these obligations or to refinance these obligations on acceptable terms, or at all.

Our ability to generate cash depends on many factors beyond our control. Our ability to make payments on our debt and to fund working capital requirements, capital expenditures and research and development efforts will depend on our ability to generate cash in the future. Our historical financial results have been, and we expect our future financial results will be, subject to substantial fluctuation based upon a wide variety of factors, many of which are not within our control including, among others, those described in this section.

Unfavorable changes in any of these factors could harm our operating results and our ability to generate cash to service our debt obligations. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Also, certain of these actions would require the consent of our lenders. The terms of our financing agreements contain limitations on our ability to incur debt.

We may not be able to obtain refinancing on acceptable terms or at all or sell assets on a timely basis, at reasonable prices or at all. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations.

Risks Related to our Common Stock

The price of our common stock may be volatile and subject to wide fluctuations.

The market price of the securities of technology companies has been especially volatile. In addition, our common stock was listed on the OTCBB since January 14, 2010 and began trading on the Nasdaq Capital Market on April 23, 2010. Accordingly, we have a limited history of public trading of our common stock within the United States. The market price of our common stock may be subject to wide fluctuations. If our net sales do not increase or increase less than we anticipate, or if operating or capital expenditures exceed our expectations and cannot be adjusted accordingly, or if some other event adversely affects us, the market price of our common stock could decline. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price may include, among other things:

•	actual or anticipated variations in quarterly operating results;

•	changes in financial estimates by us or by any securities analysts who might cover our stock, or our failure to meet the estimates made by securities analysts;

•	changes in the market valuations of other companies operating in our industry;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

•	additions or departures of key personnel; and

•	a general downturn in the stock market.

The market price of our stock also might decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of additional securities class action litigation, it could result in substantial costs and a diversion of management’s attention and resources.

We may experience significant period-to-period quarterly and annual fluctuations in our net sales and operating results, which may result in volatility in our share price.

We may experience significant period-to-period fluctuations in our net sales and operating results in the future due to a number of factors and any such variations may cause our share price to fluctuate. It is likely that in some future period our operating results will be below the expectations of securities analysts or investors. If this occurs, our share price could drop significantly.

A number of factors, in addition to those cited in other risk factors applicable to our business, may contribute to fluctuations in our sales and operating results, including:

•	the timing and volume of orders from our customers;

•	the rate of acceptance of our products by our customers, including the acceptance of design wins;

•	the demand for and life cycles of the products incorporating our products;

•	the rate of adoption of our products in the end markets we target;

•	cancellations or deferrals of customer orders in anticipation of new products or product enhancements from us or our competitors or other providers;

•	changes in product mix; and

•	the rate at which new markets emerge for products we are currently developing or for which our design expertise can be utilized to develop products for these new markets.

The sale of our outstanding common stock and exercise of outstanding warrants and options are not subject to lock-up restrictions and may have an adverse effect on the market price of our stock.

As of February 28, 2013, we had 68,102,890 shares of common stock outstanding, options and restricted stock units to purchase an aggregate of 9,062,800 shares of common stock outstanding, and warrants to purchase an aggregate of 3,457,521 shares of common stock outstanding. On August 13, 2013, we issued $13,098,500 aggregate principal amount of convertible debentures (which are convertible into shares of our common stock) and the warrants to purchase 5,778,750 shares of common stock that are exercisable until August 13, 2018 (and cancelled the warrants issued to Hercules). The conversion price of the debentures is $1.70 per share, and the exercise price for the August 2013 warrants is $0.75 per share. Both the conversion price of the debentures and the exercise price of the August 2013 warrants and our other warrants are subject to adjustment upon certain events. Subject to certain exceptions, the other holders of our common stock could sell substantial amounts of their holdings. The sale or even the possibility of sale of such stock or the stock underlying our convertible debentures, options and warrants could have an adverse effect on the market price for our securities or on our ability to obtain a future public financing. If and to the extent that the convertible debentures are converted or the warrants and/or options are exercised, stockholders could be diluted.

Future sales of shares could depress our share price.

We currently have three effective registration statements pursuant to which the selling stockholders identified in the prospectuses that are part of those registration statements may sell from time to time up to an aggregate of (i) 21,159,510 shares of outstanding common stock and (ii) 4,961,835 shares of common stock issuable upon exercise of outstanding warrants. In addition, we issued 1,775,296 shares of common stock upon the closing of the Sanrad acquisition and have issued 313,286 shares of common stock post-closing in connection with the Sanrad acquisition, most of which may be eligible for resale within six months of January 9, 2012. In connection with the August 2013 sale of the convertible debentures and warrants, we have agreed to register the shares underlying the convertible debentures and warrants with the SEC pursuant to the registration statement of which this prospectus forms a part. Sales by those selling stockholders, especially if in heavy volume and at the same time, could negatively affect our stock price. Moreover, the perception in the public market that these stockholders might sell our common stock could depress the market price of the common stock. Additionally, we may sell or issue shares of common stock in a public offering, one or more additional financings or in connection with future acquisitions, which will result in additional dilution and may adversely affect market prices for our common stock.

No prediction can be made as to the precise effect, if any, that sales of shares of our common stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

Anti-takeover provisions in our organizational documents and our stockholder rights plan may discourage our acquisition by a third party, which could limit your opportunity to sell your shares at a premium.

Our fourth amended and restated certificate of incorporation includes provisions that could limit the ability of others to acquire control of us, modify our structure or cause us to engage in change of control transactions, including, among other things, provisions that restrict the ability of our stockholders to call meetings and provisions that authorize our Board of Directors, without action by our stockholders, to issue additional common stock.

These provisions could deter, delay or prevent a third party from acquiring control of us in a tender offer or similar transactions, even if such transaction would benefit our stockholders.

On October 25, 2011, our Board of Directors authorized a stockholder rights plan and declared a dividend of one preferred share purchase right for each share of our common stock outstanding to stockholders of record at the close of business on November 4, 2011. When exercisable, each right will entitle the registered holder to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock at a price of $35.00, subject to adjustment.

The rights are designed to assure that all of our stockholders receive fair and equal treatment in the event of any proposed takeover of us and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of us without paying all stockholders a control premium. The rights will cause substantial dilution to a person or group that acquires beneficial ownership of 20% or more of our common stock on terms not approved by our Board of Directors. However, the rights may have the effect of making an acquisition of us, which may be beneficial to our stockholders, more difficult, and the existence of such rights may prevent or reduce the likelihood of a third-party making an offer for an acquisition of us.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus are forward-looking statements, including, in particular, statements about our plans, strategies and prospects, objectives, expectations, intentions, adequacy of resources, and industry estimates. These statements identify prospective information and include words such as “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects” and similar expressions.

Forward-looking statements are based on information available to us as of the date of this prospectus or the date of the document incorporated by reference. Current expectations, forecasts and assumptions involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. We caution you therefore that you should not rely on any of these forward-looking statements as statement of historical fact or as guarantees of future performance. These forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to our expectations regarding results of operations, our ability to expand our market penetration, our ability to expand our distribution channels, customer acceptance of our products, our ability to meet the expectations of our customers, product demand and revenue, cash flows, product gross margins, our expectations to continue to develop new products and enhance existing products, our expectations regarding the amount of our research and development expenses, our expectations relating to our selling, general and administrative expenses, our efforts to achieve additional operating efficiencies and to review and improve our business systems and cost structure, our expectations to continue investing in technology, resources and infrastructure, our expectations concerning the availability of products from suppliers and contract manufacturers, anticipated product costs and sales prices, our expectations that we have sufficient capital to meet our requirements for at least the next twelve months, our expectations regarding materials and inventory management and other risks described under the heading “Risk Factors” and in our Annual Report on Form 10-K for the fiscal year ended February 28, 2013 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations .”

Market data and industry statistics used throughout or incorporated by reference in this prospectus are based on independent industry publications and other publicly available information. We believe these sources of information are reliable and that the information fairly and reasonably characterizes our industry. Although we take responsibility for compiling and extracting the data, we have not independently verified this information.

USE OF PROCEEDS

We are registering these shares pursuant to the registration rights granted to the Selling Stockholders in connection with our August 2013 sale of the convertible debentures and warrants. The Selling Stockholders will receive all of the net proceeds from the sale of the shares of our common stock offered for resale by them under this prospectus. We will not receive any proceeds from the resale of shares of our common stock by the Selling Stockholders covered by this prospectus; however, we will receive proceeds from cash payments made in connection with the exercise of warrants held by Selling Stockholders that are covered by this prospectus, but not from holders who exercise their warrants through the use of the cashless exercise feature of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED STOCKHOLDER MATTERS

From June 21, 2006 through April 1, 2009, our common stock was traded on the Alternative Investment Market (“AIM”) of the London Stock Exchange under the symbol “OCZ.” From April 2, 2009 to January 13, 2010, our common stock was not publicly traded. On January 14, 2010 our common stock was listed on the Over-the-Counter Bulletin Board ( “OTCBB” ) and was traded on the OTCBB from February 10, 2010 to April 22, 2010. Since April 23, 2010, our common stock has been quoted on The Nasdaq Capital Market under the symbol “OCZ”. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock for the two most recent fiscal years as reported on NASDAQ.

	High	Low
Fiscal 2014:
Third quarter (through October 21, 2013)	$1.73	$1.15
Second quarter	2.00	1.32
First quarter	2.28	1.16
Fiscal 2013:
Fourth quarter	$2.77	$1.57
Third quarter	5.98	1.11
Second quarter	7.67	4.14
First quarter	9.09	4.46
Fiscal 2012:
Fourth quarter	$10.05	$6.26
Third quarter	8.75	4.14
Second quarter	10.94	4.84
First quarter	10.48	6.25

The closing sales price for our common stock on October 21, 2013 was $1.29, as reported by The Nasdaq Capital Market.

As of September 30, 2013, there were 70 holders of record of our common stock.

SELLING STOCKHOLDERS

An aggregate of 13,483,750 shares of common stock, which consist of 7,705,000 shares of common stock issuable upon the conversion of our senior secured convertible debentures due August 13, 2014 and 5,778,750 shares of common stock issuable upon the exercise of warrants issued in August 2013, may be offered for sale and sold from time to time pursuant to this prospectus by the Selling Stockholders. A description of the transaction in which the convertible debentures and warrants were issued and the related terms of the convertible debentures and warrants is set forth in our Current Report on Form 8-K filed with the SEC on August 16, 2013, which report is incorporated by reference in this prospectus.

The term “Selling Stockholders” includes the stockholders listed below and their pledgees, assignees or other successors-in-interest. We have agreed to register all of the shares offered hereby for resale by the Selling Stockholders under the Securities Act and to pay all of the expenses in connection with such registration and the sale of the shares, other than selling commissions and the fees and expenses of counsel and other advisors to the Selling Stockholders. Information concerning the Selling Stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

Except as disclosed under this prospectus, none of the Selling Stockholders has held a position or office or had a material relationship with us within the past three years other than as a result of the ownership of our common stock or other securities.

The following table sets forth, for each of the Selling Stockholders to the extent known by us, the number of shares of our common stock beneficially owned, the number of shares of our common stock offered hereby and the number of shares and percentage of outstanding common stock to be owned after completion of this offering, assuming all shares offered hereby are sold.

Unless otherwise indicated, the Selling Stockholders have sole voting and investment power with respect to their shares of common stock. All of the information contained in the table below is based upon information provided to us by the Selling Stockholders, and we have not independently verified this information. The Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act.

The number of shares outstanding and the percentages of beneficial ownership are based on 68,207,166 shares of our common stock issued and outstanding as of October 9, 2013.

For the purposes of the following table, the number of shares of our common stock beneficially owned, has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “ Exchange Act “) and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, restricted stock unit, warrant or other rights.

	Shares of Common Stock Beneficially Owned Prior to this Offering				Shares of Common Stock Beneficially Owned After this Offering
Name of Holder	Number of Shares Owned Prior to this Offering		% of Outstanding Shares (1)	Number of Offered Shares	Number of Shares Beneficially Owned after the Offering	% of Outstanding Shares (1)
Alice Ann Corporation	51,471	(2)	*	51,471	—	—
Robert G. Allison	119,926	(3)	*	119,926	—	—
Alpha Capital Anstalt	743,750	(4)	1.1%	743,750	—	—
Anson Investments Master Fund LP	875,000	(5)	1.3%	875,000	—	—
William H. Baxter Trustee FBO	41,176	(6)	*	41,176	—	—
Capital Ventures International	391,250	(7)	*	341,250	50,000	*
Castle Union Partners, LP	1,006,250	(8)	1.5%	1,006,250	—	—
Cold Spring Investing LLC	175,000	(9)	*	175,000	—	—
Columbus Capital Offshore Fund, Ltd.	137,942	(10)	*	137,942	—	—
Columbus Capital Partners, L.P.	1,563,676	(11)	2.3%	1,563,676	—	—
Columbus Capital QP Partners, L.P.	870,882	(12)	1.3%	870,882	—	—
Cranshire Capital Master Fund, Ltd.	273,000	(13)	*	273,000	—	—
Equitec Specialists, LLC	68,250	(14)	*	68,250	—	—
First Bank & Trust as custodian of Ronald L. Chez IRA	2,795,345	(15)	4.0%	2,056,250	739,095	1.1%
Jon D. and Linda W. Gruber Trust	1,429,940	(16)	2.1%	918,750	511,190	*
Kingsbrook Opportunities Master Fund LP	253,750	(17)	*	253,750	—	—
Lennox Capital Partners, LP	253,750	(18)	*	253,750	—	—
Park West Investors Master Fund, Limited	830,242	(19)	1.2%	830,242	—	—
Park West Partners International, Limited	176,008	(20)	*	176,008	—	—
Pinnacle Family Office Investment L.P.	1,522,500	(21)	2.2%	1,522,500	—	—
Precept Capital Master Fund	253,750	(22)	*	253,750	—	—
Stephanie L. Russo	41,176	(23)	*	41,176	—	—
Tenor Opportunity Master Fund, Ltd.	341,250	(24)	*	341,250	—	—
Tiburon Opportunity Fund	568,750	(25)	*	568,750	—	—

*	Less than one percent of the total number of shares of common issued and outstanding.

1)	Based on 68,207,166 shares of common stock issued and outstanding as of October 9, 2013.
2)	Includes 22,059 shares of common stock issuable upon exercise of outstanding warrants and 29,412 shares of common stock upon conversion of the debenture.
3)	Includes 51,397 shares of common stock issuable upon exercise of outstanding warrants and 68,529 shares of common stock upon conversion of the debenture.
4)	Includes 318,750 shares of common stock issuable upon exercise of outstanding warrants and 425,000 shares of common stock upon conversion of the debenture.
5)	Includes 375,000 shares of common stock issuable upon exercise of outstanding warrants and 500,000 shares of common stock upon conversion of the debenture, Moez Kassam is the portfolio manager of Anson Investments Master Fund LP and has voting and dispositive power over the shares beneficially owned by it.
6)	Includes 17,647 shares of common stock issuable upon exercise of outstanding warrants and 23,529 shares of common stock upon conversion of the debenture.
7)	Includes 196,250 shares of common stock issuable upon exercise of outstanding warrants (including 50,000 shares issuable upon exercise of warrants issued prior to the August 2013 transaction) and 195,000 shares of common stock upon conversion of the debenture. Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the securities held by CVI and may be deemed to be the beneficial owner of the securities. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the securities held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the securities.
8)	Includes 431,250 shares of common stock issuable upon exercise of outstanding warrants and 575,000 shares of common stock upon conversion of the debenture. Toan Tran and Stephen White, the managing members of Castle Union, LLC, the general partner of Castle Union Partners, LP, may be deemed to have shared voting and dispositive power over the shares held by Castle Union Partners, LP.
9)	Includes 75,000 shares of common stock issuable upon exercise of outstanding warrants and 100,000 shares of common stock upon conversion of the debenture. Doug A. George, the President of Cold Spring Investing LLC, has voting and dispositive power over the securities beneficially owned by it.
10)	Includes 59,118 shares of common stock issuable upon exercise of outstanding warrants and 78,824 shares of common stock upon conversion of the debenture. Matthew D. Ockner has voting and dispositive power over these securities.
11)	Includes 670,147 shares of common stock issuable upon exercise of outstanding warrants and 893,529 shares of common stock upon conversion of the debenture. Matthew D. Ockner has voting and dispositive power over these securities.
12)	Includes 373,235 shares of common stock issuable upon exercise of outstanding warrants and 497,647 shares of common stock upon conversion of the debenture. Matthew D. Ockner has voting and dispositive power over these securities.
13)	Includes 117,000 shares of common stock issuable upon exercise of outstanding warrants and 156,000 shares of common stock upon conversion of the debenture. Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and dispositive power over securities held by Cranshire Master Fund. Mitchell P. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Cranshire Master Fund.
14)	Includes 29,250 shares of common stock issuable upon exercise of outstanding warrants and 39,000 shares of common stock upon conversion of the debenture. CCA is the investment manager of a managed account for Equitec Specialists, LLC (“Equitec”) and has voting control and investment discretion over securities held in by Equitec in such managed account. Mitchell P. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Equitec in such managed account. Equitec is an affiliate of a broker-dealer. Equitec acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares and warrants described herein, Equitec did not have any arrangements or understandings with any person to distribute such securities.
15)	Includes 1,092,825 shares of common stock issuable upon exercise of outstanding warrants (including 211,575 shares issuable upon exercise of warrants issued prior to the August 2013 transaction) and 1,175,000 shares of common stock upon conversion of the debenture.
16)	Includes 490,100 shares of common stock issuable upon exercise of outstanding warrants (including 96,350 shares issuable upon exercise of warrants issued prior to the August 2013 transaction) and 525,000 shares of common stock upon conversion of the debenture. Jon D. Gruber as trustee has voting and dispositive power over the securities beneficially owned by the trust.
17)	Includes 108,750 shares of common stock issuable upon exercise of outstanding warrants and 145,000 shares of common stock upon conversion of the debenture. Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities

18)	Includes 108,750 shares of common stock issuable upon exercise of outstanding warrants and 145,000 shares of common stock upon conversion of the debenture. Richard D. Squires, President of RDS Holdings Inc., the general partner of Lennox Capital Partners LP, has voting and dispositive power over the securities beneficially owned by Lennox Capital Partners LP.
19)	Includes 355,818 shares of common stock issuable upon exercise of outstanding warrants and 474,424 shares of common stock upon conversion of the debenture. Peter S. Park, the sole member and manager of Park West Asset Management LLC, the investment manager of Park West Investors Master Fund, Limited, has voting and dispositive power over the securities beneficially owned by Park West Investors Master Fund, Limited.
20)	Includes 75,432 shares of common stock issuable upon exercise of outstanding warrants and 100,576 shares of common stock upon conversion of the debenture. Peter S. Park, the sole member and manager of Park West Asset Management LLC, the investment manager of Park West Partners International, Limited, has voting and dispositive power over the securities beneficially owned by Park West Partners International, Limited.
21)	Includes 652,500 shares of common stock issuable upon exercise of outstanding warrants and 870,000 shares of common stock upon conversion of the debenture. Barry M. Kitt, as the manager of the general partner of Pinnacle Family Office Investments, LP, has voting and dispositive power over the securities beneficially owned by it.
22)	Includes 108,750 shares of common stock issuable upon exercise of outstanding warrants and 145,000 shares of common stock upon conversion of the debenture. D. Blair Baker is the Managing Member of Precept Management, LLC, which is the general partner of Precept Capital Management, LP, which in turn is the agent and attorney in fact of Precept Capital Master Fund. Precept Management, LLC has voting and dispositive power over the securities held by Precept Capital Master Fund.
23)	Includes 17,647 shares of common stock issuable upon exercise of outstanding warrants and 23,529 shares of common stock upon conversion of the debenture.
24)	Includes 146,250 shares of common stock issuable upon exercise of outstanding warrants and 195,000 shares of common stock upon conversion of the debenture. Robin R. Shah is a partner of Tenor Capital Management Company, LP, which is the investment manager of Tenor Opportunity Master Fund, Ltd., and has voting and dispositive power over the securities held by Tenor Opportunity Master Fund.
25)	Includes 243,750 shares of common stock issuable upon exercise of outstanding warrants and 325,000 shares of common stock upon conversion of the debenture. Peter Bortel has voting and dispositive power over the securities held by the Tiburon Opportunity Fund.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the shares of Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440 of the Financial Industry Regulatory Authority (“ FINRA “); and in the case of a principal transaction a markup or markdown in compliance with FINRA’s NASD IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares, including SEC filing fees. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the Common Stock by the Selling Stockholders.

The Company agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 or any other rule of similar effect; (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect; or (iii) two (2) years from August 12, 2013. The shares registered hereunder will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares registered hereunder may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. The Company will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale, except where there is an exemption from such delivery requirements under applicable securities laws.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for us by Mayer Brown LLP.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended February 29, 2013 have been so incorporated in reliance on the report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the restatement of the 2012 and 2011 consolidated financial statements to correct misstatements and an explanatory paragraph regarding matters that raise substantial doubt about OCZ Technology Group, Inc.’s ability to continue as a going concern) of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

MATERIAL CHANGES

There have been no material changes since February 28, 2013 that have not been described in our Annual Report on Form 10-K, a Form 10-Q or Form 8-K filed under the Exchange Act, or this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 (such Registration Statement, together with all amendments and exhibits thereto, being hereinafter referred to as the “ Registration Statement “) under the Securities Act, for the registration under the Securities Act of the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the Registration Statement; certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement which contains further information with respect to us and our common stock. Statements herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified by reference to the copy of the applicable document filed with the SEC.

We are subject to the reporting requirements of the Exchange Act, and in accordance therewith file reports, including annual and quarterly reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room, 100 F Street, NE, Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov .

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

6373 San Ignacio Avenue

San Jose, California 95119

(408) 733-8400

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. Except as set forth below, the SEC file number for the documents incorporated by reference in this prospectus is 001-3465.

We have filed the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing:

•	Our Annual Report on Form 10-K for the fiscal year ended February 28, 2013, as filed with the SEC on October 7, 2013.

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended May 31, 2013, as filed with the SEC on October 7, 2013, and August 31, 2013, as filed with the SEC on October 15, 2013.

•	Our Current Reports on Form 8-K or Form 8-K/A, as filed with the SEC on March 12, 2013, March 26, 2013, April 12, 2013, May 22, 2013, May 29, 2013, June 19, 2013, July 3, 2013, July 13, 2013, July 19, 2013, August 8, 2013, August 16, 2013, September 13, 2013, October 4, 2013 and October 8, 2013.

•	The description of our common stock contained or incorporated by reference in our registration statement on Form 8-A, as filed with the SEC on March 10, 2010, and our preferred stock purchase rights contained or incorporated by reference in our registration statement on Form 8-A, as filed with the SEC on November 2, 2011.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us at:

6373 San Ignacio Avenue

San Jose, California 95119

(408) 733-8400

These documents are also available through our website at htt://www.ocz.com. The information on or accessible through our website is not intended to be incorporated by reference or a part of this prospectus.

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

7,705,000 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF OUTSTANDING CONVERTIBLE DEBENTURES

5,778,750 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF OUTSTANDING WARRANTS

OCZ TECHNOLOGY GROUP, INC.

PROSPECTUS

October     , 2013

ITEM 13	Other Expenses of Issuance and Distribution

The following table sets forth our estimates of the expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by us.

Item	Amount
SEC registration fee	$2,188
Legal fees and expenses	$30,000
Accounting fees and expenses	$12,000
Transfer Agent Fees	$3,000
Miscellaneous	$2,812
Total	$50,000

ITEM 14	Indemnification of Directors and Officers

As permitted by the DGCL, our Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

•	for any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Section 145 of the DGCL also provides that a corporation has the power to maintain insurance on behalf of its directors and officers against any liability asserted against those persons and incurred by them in their capacity as directors or officers, as applicable, whether or not the corporation would have the power to indemnify them against liability under the provisions of Section 145 of the DGCL.

Our Certificate of Incorporation and Bylaws also provide for the indemnification of our directors and officers to the fullest extent authorized by the DGCL. The indemnification provided under our Certificate of Incorporation and Bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be payable, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. We intend to maintain director and officer liability insurance on behalf of our directors and officers.

The foregoing summaries are necessarily subject to the complete text of the DGCL, our Certificate of Incorporation and Bylaws.

ITEM 15	Recent Sales of Unregistered Securities

In November 2010, we issued an aggregate of 7,139,960 shares of our common stock at $3.08125 per share in connection with a private placement. These shares were issued in the United States in reliance of Rule 506 of Regulation D under the Securities Act and all recipients of our common stock were “accredited” as defined under the rules of the SEC. As part of the private placement offering, we also issued warrants to purchase up to (i)1,784,996 shares of our common stock at $5.25 per share (the “ $5.25 Warrants “) and (ii) 214,198 shares of our common stock at $3.08125 per share (the “ $3.08125 Warrants “). The warrants have been issued in reliance on the exemptions provided by Section 4(2) of the Securities Act. In addition, we have a commitment to issue a warrant for up to 53,549 shares of our common stock at $5.25 per share. The $5.25 Warrants are exercisable on May 3, 2011, will expire on November 2, 2015 and may be exercised by the holders on a cashless basis. The $3.08125 Warrants are immediately exercisable, will expire on November 2, 2015 and may be exercised by the holder on a cashless basis. In addition, the $3.08125 Warrants contain certain piggyback registration rights.

In November 2010, we issued warrant instruments to various investors in connection with certain service agreements. These warrants are convertible into an aggregate of 27,000 shares of our common stock at an exercise price of $4.02 per share and expire between November 12, 2011 and May 12, 2012. The warrants have been issued in reliance on the exemptions provided by Section 4(2) of the Securities Act.

On November 15, 2010, we issued 160,000 shares of restricted, unregistered common stock in connection with the acquisition of certain intellectual property from Solid Data Systems, Inc. The shares have been issued in reliance on the exemptions provided by Section 4(2) of the Securities Act. Of the 160,000 shares of common stock issued, 38,000 shares of common stock are subject to various escrow provisions for a 3-year period with a potential release of 50% of the shares after 18 months.

On December 9, 2010, we issued 4,210 shares of common stock in connection with an engagement letter dated December 9, 2009 by and between OCZ Technology Group, Inc., and Merriman Capital, Inc. for various financial consulting services.

In December 2010, Ralph Schmitt and Arthur Armagast sold an aggregate of 4,640,525 shares of our common stock at $3.75 per share in a private placement. These shares were issued in the United States in reliance of the exemption from securities registration in Section 4(1) under the Securities Act and all recipients of our common stock were “accredited” as defined under the rules of the SEC.

In January 2011, we issued warrant instruments to an investor in connection with a certain securities purchase agreement. These warrants are convertible into an aggregate of 25,000 shares of our common stock at an exercise price of $5 per share and expire on January 7, 2012. The shares were offered and sold outside of the United States in reliance upon Regulation S (“Regulation S “) under the Securities Act.

On March 14, 2011, we entered into a Share Purchase Agreement, as amended by that certain First Amendment dated March 22, 2011, (the “Agreement”) by and among OCZ, Indilinx Co., Ltd., a company organized under the laws of the Republic of Korea (“Indilinx”), the shareholders of the Indilinx and DLS Law Firm, as Seller Representative, pursuant to which OCZ agreed to acquire all of the outstanding shares of Indilinx for a total purchase price of approximately $32.0 million paid as follows: (1) $568,459 in cash payable to the holders of vested and unvested Indilinx stock options, as may be adjusted under the terms of the Agreement, and (2) 4,160,630 shares of OCZ common stock (the “Stock Consideration”). These shares were issued in reliance of the exemption from securities registration in Section 4(2) under the Securities Act and Rule 506 promulgated thereunder, as well as Regulation S. 10% of the Stock Consideration was placed in escrow to serve as security for any post-closing working capital and other adjustments and to cover any indemnification claims that OCZ may have under the Agreement for breaches of the representations, warranties and covenants made by Indilinx and the shareholders of Indilinx.

On January 9, 2012, we entered into an Agreement and Plan of Merger (the “Agreement”) by and among OCZ, Melrose Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of OCZ (“Sub”), Sanrad Inc.., a Delaware corporation (“Sanrad”) and certain former stockholders of Sanrad. Pursuant to the Agreement, Sub merged with and into Sanrad (the “Merger”) with Sanrad surviving the Merger as a subsidiary of OCZ, pursuant to which we issued 2,088,582 of common stock. These shares were issued in reliance of the exemption from securities registration in Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

In December 2012, we issued 372,340 unregistered shares to employees for restricted stock units that vested. These were issued pursuant to Rule 701.

On March 11, 2013, we entered into a Loan and Security Agreement with Hercules Technology Growth Capital, Inc. (“Hercules”). In connection with the Loan and Security Agreement, we issued Hercules a warrant to purchase a number of shares of common stock equal to the quotient obtained by dividing $1.5 million by the exercise price of the Warrant which was initially set at $2.18 per share. These securities were issued in reliance of the exemption from securities registration in Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

On June 13, 2013, we entered into an amendment to the Hercules Loan and Security Agreement at which time the Company amended the terms of the warrant issued to Hercules on March 11, 2013 which, among other things, set the exercise price at $1.46 per share, resulting in 1,027,397 shares of common stock issuable upon full exercise of the warrant, and extended to July 31, 2013 the Company’s obligation to reduce the exercise price upon certain equity financings and the holder’s option to have the warrant convert into shares of preferred stock or securities exercisable or convertible into shares of preferred stock upon certain equity financings. In addition, we issued Hercules a new warrant to purchase a number of shares of the Company’s common stock equal to the quotient obtained by dividing $365,000 (the “Aggregate Amount”) by the exercise price of the new warrant, which is initially set at $1.46 per share, resulting in 250,000 shares of common stock issuable upon full exercise of the new warrant; provided, that if we did not consummate a financing of new equity, together with any subordinated debt, of at least $10 million on or before June 18, 2013, the Aggregate Amount increased by $73,000 each calendar day until the closing of such financing. These securities were issued in reliance of the exemption from securities registration in Section 4(2) under the Securities Act and Rule 506 promulgated thereunder. In connection with the August 2013 financings described below, all of the warrants issued to Hercules were cancelled.

On August 12, 2013, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the institutional and accredited investors identified on the signature pages thereto relating to the private placement of up to $13.1 million of convertible debentures and warrants to purchase shares of common stock, par value $0.0025 (the “Common Stock”) of the Company. The closing under the Purchase Agreement occurred on August 13, 2013. The Company issued $13,098,500 aggregate principal amount of 9% Senior Secured Convertible Debentures due August 13, 2014 (the “Debentures”) at par and issued warrants to purchase 5,778,750 shares of Common Stock (the “Warrants”) that are exercisable until August 13, 2018. These securities were issued in reliance of the exemption from securities registration in Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

ITEM 16	Exhibits and Financial Statements

(a)	See the Exhibit Index of this Registration Statement for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

(b)	Financial statements meeting the requirements of Regulation S-X are incorporated herein by reference to Part II, Item 8 entitled “ Financial Statements and Supplementary Data “ of OCZ Technology Group, Inc.’s Annual Report on
Form 10-K for the fiscal year ended February 28, 2013.

ITEM 17	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California on October 21, 2013.

OCZ TECHNOLOGY GROUP, INC.

By:	/s/ Ralph Schmitt
Ralph Schmitt
President and Chief Executive Officer

POWER OF ATTORNEY

Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Ralph Schmitt as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all Amendments hereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ralph Schmitt	Chief Executive Officer and Director	October 21, 2013
Ralph Schmitt	(Principal Executive Officer)

/s/ Rafael Torres Rafael Torres	Chief Financial Officer (Principal Financial and Accounting Officer)	October 21, 2013

/s/ Adam Epstein	Director	October 21, 2013
Adam Epstein

/s/ Richard L. Hunter	Director	October 21, 2013
Richard L. Hunter

/s/ Russell J. Knittel	Director	October 21, 2013
Russell J. Knittel

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

2.1	Agreement and Plan of Merger dated December 17, 2004 of OCZ Technology Group, Inc., an Indiana corporation, with and into OCZ Technology Group, Inc., a Delaware corporation. (1)

2.2	Asset Purchase Agreement dated May 25, 2007 by and among OCZ Technology Group, Inc., PC Power and Cooling, Inc. and Douglas Dodson. (1)

2.3	Asset Purchase Agreement dated October 25, 2007 by and among OCZ Technology Group, Inc., Silicon Data Inc., a New York corporation, Fred Cohen, and Eyal Akler. (1)

2.4	Share Purchase Agreement, dated March 14, 2011, by and among OCZ Technology Group, Inc., Indilinx Co., Ltd., the shareholders of the Indilinx Co., Ltd. and DLS Law Firm, as Seller Representative. (9)

2.5	First Amendment to Share Purchase Agreement, dated March 22, 2011, by and among OCZ Technology Group, Inc., Indilinx Co., Ltd., the shareholders of the Indilinx Co., Ltd. and DLS Law Firm, as Seller Representative. (10)

2.6	Agreement and Plan of Merger, dated January 9, 2012, by and among OCZ Technology Group, Inc., Melrose Merger Sub, Inc., Sanrad Inc. and certain stockholders of Sanrad Inc. (14)

3.1	Fourth Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State on September 30, 2009, including the Certificate of Designations of Series A Junior Participating Preferred Stock. (7)

3.2	Fourth Amended and Restated Bylaws. (1)

4.1	Specimen common stock certificate of OCZ Technology Group, Inc. (7)

4.2	Rights Agreement, dated as of October 25, 2011, between OCZ Technology Group, Inc. and Computershare Trust Company, N.A., as Rights Agent (2)

5.1	Opinion of Mayer Brown LLP (26)

10.1*	OCZ Technology Group, Inc. 2004 Stock Incentive Plan. (13)

10.2*	OCZ Technology Group, Inc. 2012 Equity Compensation Plan (17)

10.3*	Executive Employment Agreement dated April 4, 2006 by and between OCZ Technology Group, Inc. and Ryan M. Petersen. (1)

10.4*	Executive Employment Agreement dated April 4, 2006 by and between OCZ Technology Group, Inc. and Arthur F. Knapp, Jr. (1)

10.5*	Executive Employment Agreement dated April 4, 2006 by and between OCZ Technology Group, Inc. and Alex Mei. (1)

10.6*	Offer Letter dated December 30, 2009 memorializing the terms of Mr. Adam Epstein’s services as a non-executive director. (6)

10.7*	Offer Letter dated December 30, 2009 memorializing the terms of Mr. Richard Hunter’s services as a non-executive director. (6)

10.8*	Employment Agreement, dated March 25, 2011, by and between OCZ Technology Group, Inc. and Bumsoo Kim. (10)

10.9*	Employment Agreement, dated March 25, 2011, by and between OCZ Technology Group, Inc. and Hyun Mo Chung. (10)

10.10*	Separation Agreement and Release, dated August 7, 2012, between the Company and Arthur F. Knapp, Jr. (18)

10.11*	Amendment to Separation Agreement and Release, dated March 22, 2013, between the Company and Arthur F. Knapp, Jr. (25)

10.12*	Separation Agreement, dated October 2, 2012, between OCZ Technology Group, Inc. and Ryan M. Petersen (19)

10.13*	Offer Letter, dated October 8, 2012, between the Company and Ralph Schmitt (20)

10.14*	Separation Agreement, dated January 16, 2013, between OCZ Technology Group, Inc. and Richard Singh (21)

10.15*	Offer letter, dated March 22, 2013, between the Company and Rafael Torres (22)

10.16	Lease dated March 22, 2011 by and between SI 25 LLC and OCZ Technology Group, Inc. for the property located in San Jose, California, USA. (16)

EXHIBIT NO.	DESCRIPTION
10.17	Lease dated April 21, 2005 by and between Buckgolf Inc., & Greengolf Inc. and OCZ Canada Inc. dated for the property located in Markham, Ontario, Canada. (1)

10.18	Lease Extension Agreement, dated May 21, 2010, by and among Buckgolf Inc. & Greengolf Inc. and OCZ Canada Inc. (8)

10.19	English summary of lease for the property located in Taipei County, Taiwan. (1)

10.20	English summary of lease for the property located in Lujhu Township, Taiwan. (1)

10.21	Lease dated October 6, 2011 for the property located in Taoyuan County, Taiwan. (16)

10.22*	Form of Indemnification Agreement for Directors and Officers of OCZ Technology Group, Inc. (1)

10.23	Loan and Security Agreement dated July 2009 by and between OCZ Technology Group, Inc. and Silicon Valley Bank. (1)

10.24	Sale of Accounts and Security Agreement by and between OCZ Technology Group, Inc. and Faunus Group International, Inc. dated July 6, 2009. (1)

10.25	Securities Purchase Agreement dated March 23, 2010 by and among OCZ Technology Group, Inc. and the institutional and accredited investors listed therein (3)

10.26	Registration Rights Agreement dated March 23, 2010 by and among OCZ Technology Group, Inc. and the Purchasers (as defined therein). (3)

10.27	Form of Warrant for the institutional and accredited investors. (3)

10.28	Form of Warrant for Placement Agent (as defined therein). (3)

10.29	Second Amendment to the Loan and Security Agreement dated May 10, 2010 by and between OCZ Technology Group, Inc. and Silicon Valley Bank. (15)

10.30	Securities Purchase Agreement dated October 29, 2010 by and among OCZ Technology Group, Inc. and the institutional and accredited investors listed therein. (4)

10.31	Registration Rights Agreement dated October 29, 2010 by and among OCZ Technology Group, Inc. and the Purchasers (as defined therein). (4)

10.32	Form of Warrant for the institutional and accredited investors. (4)

10.33	Form of Warrant for Placement Agent (as defined therein). (4)

10.34	Amended and Restated Loan and Security Agreement dated February 7, 2011 by and between OCZ Technology Group, Inc. and Silicon Valley Bank. (5)

10.35	Registration Rights Agreement, dated March 25, 2011, by and among OCZ Technology Group, Inc. and the Sellers (as defined therein). (10)

10.36	Escrow Agreement, dated March 25, 2011, by and among OCZ Technology Group, Inc. and DLS Law Firm, as Seller Representative. (10)

10.37	Amendment No. 1 and Limited Waiver to Amended and Restated Loan and Security Agreement, dated March 28, 2011, by and between OCZ Technology Group, Inc. and Silicon Valley Bank. (11)

10.38	Amendment No. 2 to Amended and Restated Loan and Security Agreement, dated April 21, 2011, by and between OCZ Technology Group, Inc. and Silicon Valley Bank. (11)

10.39	Amendment No. 3 and Limited Waiver to Amended and Restated Loan and Security Agreement, dated June 21, 2011, by and between OCZ Technology Group, Inc. and Silicon Valley Bank. (11)

10.40	Amendment No. 4 and Limited Waiver to Amended and Restated Loan and Security Agreement, dated July 14, 2011, by and between OCZ Technology Group, Inc. and Silicon Valley Bank. (11)

10.41*	OCZ Severance Plan for Management and Key Employees. (12)

10.42	Amendment No. 5 to Amended and Restated Loan and Security Agreement and Consent, dated October 31, 2011, by and between OCZ Technology Group, Inc. and Silicon Valley Bank. (17)

10.43	Amendment No. 6 to Amended and Restated Loan and Security Agreement and Consent, dated January 31, 2012, by and between OCZ Technology Group, Inc. and Silicon Valley Bank. (17)

10.44	Limited Waiver to Amended and Restated Loan and Security Agreement, dated April 25, 2012, by and between OCZ Technology Group, Inc. and Silicon Valley Bank. (17)

10.45	Credit Agreement dated May 10, 2012 by and among OCZ Technology Group, Inc. and Wells Fargo Capital Finance, LLC (23)

10.46	Guaranty and Security Agreement dated May 10, 2012 by and among OCZ Technology Group, Inc. and Wells Fargo Capital Finance LLC (23)

10.47	Amendment No. 1 to Credit Agreement, dated October 12, 2012, by and among OCZ Technology Group, Inc. and Wells Fargo Capital Finance LLC (24)

10.48**	Amendment No 2 to Credit Agreement, dated January 15, 2013, by and among OCZ Technology Group, Inc. and Wells Fargo Capital Finance LLC (24)

10.49**	Loan and Security Agreement, dated as of March 11, 2013, between OCZ Technology Group, Inc. and Hercules Technology Growth Capital, Inc. (16)

10.50	Intellectual Property Security Agreement, dated as of March 11, 2013, between OCZ Technology Group, Inc. and Hercules Technology Growth Capital, Inc. (16)

10.51	Warrant to Purchase Capital Stock issued to Hercules Technology Growth Capital, Inc. March 11, 2013 (16)

10.52	First Amendment to Loan and Security Agreement, dated as of June 13, 2013, between OCZ Technology Group, Inc. and Hercules Technology Growth Capital, Inc. (16)

10.53	Amendment No. 1 to Warrant to Purchase Capital Stock issued to Hercules Technology Growth Capital, Inc. dated June 13, 2013 (16)

10.54	Warrant to Purchase Capital Stock issued to Hercules Technology Growth Capital, Inc. June 13, 2013 (16)

10.55	Second Amendment to Loan and Security Agreement, dated as of June 13, 2013, between OCZ Technology Group, Inc. and Hercules Technology Growth Capital, Inc. (16)

10.56	Third Amendment to Loan and Security Agreement, dated September 17, 2013, between OCZ Technology Group, Inc. and Hercules Technology Growth Capital, Inc. (25)

10.57	Securities Purchase Agreement, dated as of August 12, 2013, among OCZ Technology Group, Inc. and the investors identified on the signature pages thereto (16)

10.58	Registration Rights Agreement, dated as of August 12, 2013, among OCZ Technology Group, Inc. and the investors identified on the signature pages thereto (16)

10.59	Security Agreement, dated as of August 12, 2013, among OCZ Technology Group, Inc., Sanrad, Inc. and Collateral Agents, LLC (16)

10.60	Subsidiary Guarantee, dated as of August 12, 2013, by Sanrad, Inc. (16)

10.61	Form of 9% Senior Secured Convertible Debentures due August 13, 2014 (16)

10.62	Form of Common Stock Purchase Warrant issued August 13, 2013 (16)

21.1	List of Subsidiaries of the Registrant. (25)

23.1	Consent of Independent Registered Public Accounting Firm – Crowe Horwath LLP. (26)

23.2	Consent of Mayer Brown LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

*	Management contract or compensatory plan or arrangement.
**	Confidential treatment has been requested for a portion of this document.
(1)	Incorporated by reference to the Registrant’s Form 10 filed on September 30, 2009.
(2)	Incorporated by reference to the Registrant’s Form 8-K filed on October 28, 2011.
(3)	Incorporated by reference to the Registrant’s Form 8-K filed on March 26, 2010.
(4)	Incorporated by reference to the Registrant’s Form 8-K filed on November 4, 2010.
(5)	Incorporated by reference to the Registrant’s Form 8-K filed on February 11, 2011.
(6)	Incorporated by reference to the Registrant’s Form 10-K filed on May 20, 2010.
(7)	Incorporated by reference to the Registrant’s Form S-3 filed on December 1, 2011 (File No. 333-178247).
(8)	Incorporated by reference to the Registrant’s Form 8-K filed on May 27, 2010.
(9)	Incorporated by reference to the Registrant’s Form 8-K filed on March 18, 2011.
(10)	Incorporated by reference to the Registrant’s Form 8-K filed on March 28, 2011.
(11)	Incorporated by reference to the Registrant’s Form 10-Q filed on July 15, 2011.
(12)	Incorporated by reference to the Registrant’s Form 8-K filed on September 30, 2011.
(13)	Incorporated by reference to the Registrant’s Form S-8 filed on October 14, 2011 (File No. 333-177323).
(14)	Incorporated by reference to the Registrant’s Form 8-K filed on January 13, 2012.
(15)	Incorporated by reference to the Registrant’s Form 8-K filed on May 11, 2010.
(16)	Incorporated by reference to the Registrant’s Form 8-K filed on August 16, 2013.
(17)	Incorporated by reference to the Registrant’s Schedule 14A filed on June 28, 2012.
(18)	Incorporated by reference to the Registrant’s Form 8-K filed on August 9, 2012.

(19)	Incorporated by reference to the Registrant’s Form 8-K filed on October 9, 2012.
(20)	Incorporated by reference to the Registrant’s Form 8-K filed on October 12, 2012.
(21)	Incorporated by reference to the Registrant’s Form 8-K filed on January 23, 2013.
(22)	Incorporated by reference to the Registrant’s Form 8-K filed on March 26, 2013.
(23)	Incorporated by reference to the Registrant’s Form 10-Q filed on July 10, 2012.
(24)	Incorporated by reference to the Registrant’s Form 8-KA filed on October 4, 2013.
(25)	Incorporated by reference to the Registrant’s Form 10-K filed on October 7, 2013.
(26)	Filed herewith.